UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

Compass Minerals International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 9, 2019

To our Stockholders:

We cordially invite you to attend the 2019 annual meeting of stockholders of Compass Minerals International, Inc. The meeting will take place at our headquarters, located at 9900 West 109th Street, Suite 100, Overland Park, Kansas 66210, on Thursday, May 9, 2019, at 9:00 a.m. We look forward to your attendance either in person or by proxy.

At the meeting, our stockholders will be asked to consider and act upon the following items of business:

1.	Elect three directors, each for a term of three years;

2.	Approve, on an advisory basis, the compensation of our named executive officers;

3.	Ratify the appointment of Ernst & Young LLP as our independent registered accounting firm for 2019; and

4.	Consider any other business that may properly come before the meeting and any postponement or adjournment of the meeting.

Only stockholders of record as of the close of business on March 11, 2019 may vote at the meeting or any postponements or adjournments of the meeting. We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules again this year. This process reduces the costs of printing and distributing our proxy materials as well as the environmental impact of our annual meeting. If you would like more information, please see the Questions and Answers section of this proxy statement.

Your vote is very important. Please vote regardless of whether or not you plan to attend our annual meeting.

By Order of the Board of Directors,

Diana C. Toman

Senior Vice President, General Counsel

and Secretary

March 26, 2019

To make it easier for you to review the proxy statement and vote, we offer four options:

via the Internet	Visit www.proxyvote.com.	by mail	Sign, date and return your proxy card or voting instruction form.

by phone	Call the telephone number on your proxy card, voting instruction form or notice of internet availability.	in person	Attend the annual meeting and bring photo identification (beneficial owners must also bring a legal proxy from a record holder).

Important Notice Regarding the Availability of Proxy Materials: This Notice of Meeting, this Proxy Statement and our 2018 Annual Report are available at www.proxyvote.com (with your investor identification number) and www.compassminerals.com.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting. References in this Proxy Statement to the “Company,” “Compass Minerals,” “we,” “us” and “our” refer to Compass Minerals International, Inc.

2019 Annual Meeting of Stockholders

Date:	May 9, 2019
Time:	9:00 a.m., local time
Place:	Compass Minerals’ headquarters, located at 9900 West 109th Street, Suite 100, Overland Park, Kansas
Record Date:	March 11, 2019
Voting:	Stockholders as of the close of business on March 11, 2019 (the record date) are entitled to one vote per share of common stock

Voting Matters and our Board of Director’s Recommendation

Agenda Item	Board Vote Recommendation	Page Reference
Item 1: Elect three directors	FOR each Director Nominee	6
Item 2: Approve, on an advisory basis, the compensation of our named executive officers (“NEOs”)	FOR	24
Item 3: Ratify the appointment of Ernst & Young LLP (“Ernst & Young”) as our independent registered accounting firm for 2019	FOR	56

In addition to these matters, stockholders may be asked to vote on such other business as may properly come before our 2019 annual meeting of stockholders (the “Annual Meeting”).

Director Nominees

Stockholders are being asked to elect Eric Ford, Joseph E. Reece and Paul S. Williams as directors, who have each been nominated by our Board of Directors (our “Board of Directors” or “Board”).

Our stockholders expect our Board to oversee management performance, ensure the long-term interests of our stockholders are being served, monitor risks and adherence to our policies and perform the duties and responsibilities assigned to our Board under our Bylaws, Corporate Governance Guidelines and the laws of the State of Delaware, our state of incorporation. To fulfill these responsibilities, our Board is committed to being comprised of directors who bring diverse attributes, backgrounds, viewpoints and perspectives. We believe each of our directors’ qualifications add to the overall performance of our Board. The following table and charts provide an overview of each of our directors, including our three nominees. Additional information about each director’s background and experience can be found in the “2019 Nominees for Director and Continuing Directors” section of this Proxy Statement.

i

Our Board of Directors

Name, Qualifications and Attributes	Principal Occupation and Other Public Company Boards	Class	Director Since	Current Term Expires	Age	Board Committees
						A	Comp	EHS	G
2019 Director Nominees

Eric Ford*	Retired Executive Vice President, Office of the Chief Executive Officer of Peabody Energy Corporation Other Boards: None	I	2011	2019	64			C

Joseph E. Reece*	Chief Executive Officer and Founder of Helena Capital, LLC Other Boards: Boxwood Merger Corp., Del Frisco’s Restaurant Group, Inc. and RumbleOn, Inc.	I	2019	2019	57	F

Paul S. Williams*	Retired Partner and Managing Director of Major, Lindsey & Africa, LLC Other Boards: None	I	2009	2019	59		C
Continuing Directors

Valdemar L. Fischer*	Regional Director Latin America of Syngenta AG Other Boards: None	II	2017	2020	55

Richard S. Grant Chairman of the Board	Interim President and Chief Executive Officer of Compass Minerals Other Boards: None	II	2004	2020	72

Amy J. Yoder*	President and Chief Executive Officer of Anuvia Plant Nutrients Other Boards: Arcadia Biosciences, Inc.	II	2012	2020	52				C

David J. D’Antoni*	Retired Senior Vice President and Group Operating Officer of APAC and Valvoline, Ashland, Inc. Other Boards: OMNOVA Solutions, Inc.	III	2004	2021	74

Allan R. Rothwell*	Retired Executive Vice President and President of the Voridian Division, Eastman Chemical Company Other Boards: OMNOVA Solutions, Inc.	III	2006	2021	71	F

Lori A. Walker*	Retired Chief Financial Officer and Senior Vice President of The Valspar Corporation Other Boards: Constellium N.V.	III	2015	2021	61	C F
*	Independent

A	Audit Committee	Comp	Compensation Committee	EHS	Environmental, Health and Safety Committee
G	Nominating/Corporate Governance Committee	C	Committee Chair	F	Audit Committee Financial Expert

Qualifications and Attributes:

Business/Functional Leader (9 Directors)	Industry Knowledge (4 Directors)	Sales and Marketing (8 Directors)

Diversity (4 Directors)	International Business (9 Directors)	Strategy/M&A (9 Directors)

Financial Experts (3 Directors)	Risk Management (8 Directors)	Talent Development (2 Directors)

Board Snapshot

Independence 8 independent directors Women 2 women directors 2 women Board committee chairs Ethnic Diversity 1 African American director 1 Latin American director 1 African American Board committee chair Born Outside of the U.S. 3 directors born outside of the U.S.

Corporate Governance Highlights

Our Board of Directors places great value on strong governance controls and regularly evaluates and implements emerging best practices. Set forth below are key highlights of our corporate governance practices that are further discussed beginning on page 11 of this Proxy Statement:

•

Our Board annually reviews its size and composition and assesses its ability to function effectively and with appropriate expertise and diversity. As a result of this assessment, our Board’s succession planning process and consideration of feedback from our stockholders, our Board decided to increase its size to add a director with capital markets experience. In March 2019, our Board appointed Mr. Reece to the Board and nominated him to stand for election at our Annual Meeting.

•

Our Board leadership consists of a Chairman of the Board and independent directors serving as all Board committee chairs. Our Board created the Chairman of the Board position on November 17, 2018 and appointed Richard S. Grant, who had been serving as our Lead Independent Director, to this position. Mr. Grant was appointed as our Interim President and Chief Executive Officer (“Interim CEO”) on November 19, 2018. Following his service as Interim CEO, Mr. Grant is expected to serve as our Non-Executive Chairman of the Board.

•	All of our directors except Mr. Grant, who is serving as our Interim CEO, are independent with varying degrees of tenure on our Board.

•	We value diversity, which is exhibited in the diversity of our directors’ genders, ethnicities, areas of professional expertise, skills and backgrounds.

•

Our Board met 10 times in 2018 and held executive sessions of independent directors at each Board meeting and Board committee meeting in 2018. During 2018, each current director attended at least 75% of all Board meetings and meetings of each Board committee on which he or she served (other than Mr. Reece, who was not a director in 2018).

•	Our Board includes three audit committee financial experts.

•	Our Board oversees our enterprise risk management process and succession plans for all executive officers.

•

We are guided by our Core Purpose to keep people safe, feed the world and enrich lives through the responsible transformation of the earth’s natural resources. Our Board oversees our sustainability efforts, including our sustainability targets and goals, which can be found in our Sustainability Report available on our website.

•

Our Board recognizes the environmental, health and safety risks that are inherent in our business and actively oversees our compliance with environmental, health and safety initiatives through its Environmental, Health and Safety Committee (the “EHS Committee”).

•

Our Board expanded the mandate of the Compensation Committee in 2018 to include oversight of our talent management strategies as well as our policies and practices promoting diversity and inclusion, reflecting the Company’s commitment to create a workplace that respects and values diversity.

•

Our anti-hedging policy prohibits all directors, executive officers and employees from engaging in short sales of our securities and from buying, selling or investing in Company-based derivative securities, including entering into any hedging transactions with respect to our securities or engaging in comparable transactions.

•	Self-evaluations for our Board as a whole, each Board committee and individual directors are conducted annually.

•	All directors are in compliance with our Stock Ownership Guidelines requiring significant ownership of our common stock.

Advisory Approval of Executive Compensation

Stockholders are being asked to approve, on an advisory basis, the compensation of our NEOs, commonly referred to as a “say-on-pay vote.” Our Board and the Compensation Committee value the opinions expressed by our stockholders and will continue to consider the results of this say-on-pay vote when evaluating our executive compensation program in the future.

Executive Compensation Highlights

Our executive compensation program is designed to promote stockholder interests by aligning our compensation with the realization of our business objectives and stockholder value. Set forth below are key highlights of our executive compensation program that are further discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement:

•	Our stockholders affirmed their support of our executive compensation program in 2018 by casting 95.35% of the votes in favor of our NEO compensation.

•

Following the November 2018 departure of our CEO, our Board appointed a CEO Search Committee comprised of independent directors, which has retained an executive search firm and is conducting an extensive internal and external search to identify a new President and Chief Executive Officer.

•

The performance of our executive officers is essential to achieving our goal of increasing stockholder value. Our executive compensation program has a significant portion of at-risk short-term and long-term components to ensure alignment of executive officer and stockholder interests.

•

Our executive officers’ total direct compensation consists of three principal elements — base salary, annual cash incentive bonuses based on Company and individual objectives, and long-term equity incentives. Our Compensation Committee regularly reviews each of our NEO’s total direct compensation to ensure compensation is tied to performance, competitive in comparison to our peers and appropriate to attract and retain top talent.

•	For our NEOs (other than individuals who served in an executive officer capacity for only a portion of 2018), the targeted fixed compensation was 34% of their total direct compensation.

•

Variable compensation, which is comprised of cash incentive bonuses and long-term equity, was targeted for 2018 to constitute 66% of the total direct compensation of our NEOs (other than individuals who served in an executive officer capacity for only a portion of 2018).

•

Our Management Annual Incentive Program (“MAIP”) is our annual cash incentive bonus program, which rewards our executive officers for achieving stretch targets that emphasize Company-wide, business unit and individual performance. In 2018, MAIP bonus payments averaged 77.5% of target for our NEOs.

•	There were no discretionary bonuses to any of our NEOs in 2018.

•	A significant portion of our executive compensation is tied to long-term performance with 100% of our long-term incentive awards denominated and paid in equity rather than cash.

•	As of March 2019, all executive officers are on track to be in compliance with our Stock Ownership Guidelines, which require significant ownership of Compass Minerals common stock.

•

Our Compensation Clawback Policy requires repayment of bonus or other incentive-based or equity-based compensation awarded or paid under our incentive plans in the event of a financial restatement. Our executive officers are subject to a strong “no fault” policy whether or not the executive officer’s actions involve misconduct.

•	Under our 2015 Incentive Award Plan and our Corporate Governance Guidelines, stockholder approval is required to reprice any previously granted stock options.

Ratification of Auditors

Stockholders are being asked to ratify the selection of Ernst & Young as our independent registered accounting firm for 2019.

v

COMPASS MINERALS INTERNATIONAL, INC.

9900 West 109th Street, Suite 100

Overland Park, Kansas 66210

(913) 344-9200

2019 PROXY STATEMENT

Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses; specialty plant nutrition minerals that improve the quality and yield of crops; and specialty chemicals for water treatment and other industrial processes. As of December 31, 2018, we operated 22 production and packaging facilities, including:

•	The largest rock salt mine in the world in Goderich, Ontario, Canada;
•	The largest dedicated rock salt mine in the U.K. in Winsford, Cheshire;
•

A solar evaporation facility located near Ogden, Utah, which is both the largest sulfate of potash (“SOP”) specialty fertilizer production site and the largest solar salt production site in the Western Hemisphere;

•	Several mechanical evaporation facilities producing consumer and industrial salt; and
•	Multiple facilities producing essential agricultural nutrients and specialty chemicals in Brazil.

We provide highway deicing salt and other salt products to customers in the United States, Canada and the U.K. Our plant nutrition business produces and markets specialty plant nutrition products worldwide to distributors and retailers of crop inputs, as well as growers. Our principal plant nutrition product in North America is SOP. In October 2016, we significantly expanded our plant nutrition business with the acquisition of Produquímica Indústria e Comércio S.A. (“Produquímica,” which is now known as Compass Minerals América do Sul Indústria e Comércio S.A.), which operates two primary businesses in Brazil – agricultural productivity, which manufactures and distributes a broad offering of specialty plant nutrition solution-based products, and chemical solutions, which manufactures and markets specialty chemicals, primarily for the chemical and industrial markets and for use in the water treatment industry. In the U.K., we operate a records management business utilizing excavated areas of our Winsford salt mine with one other location in London, England.

Our Board of Directors is providing you this Proxy Statement in connection with the solicitation of proxies on its behalf for the Annual Meeting. The meeting will take place at our headquarters, 9900 West 109th Street, Suite 100, Overland Park, Kansas 66210 on Thursday, May 9, 2019 at 9:00 a.m. local time. At the meeting, stockholders will vote on the election of three directors, advisory approval of the compensation of our NEOs and ratification of the appointment of Ernst & Young as our independent registered accounting firm for 2019. In addition, stockholders will transact any other business that may properly come before the meeting, although we know of no other business to be presented.

By submitting your proxy, you authorize Diana C. Toman and Zoe A. Vantzos, both officers of Compass Minerals, to represent you and vote your shares at the meeting in accordance with your instructions. If you do not provide instructions, they will vote your shares consistent with the Board’s recommendations. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting. Please note that if you are a beneficial owner of shares, you must obtain a legal proxy from the record holder and bring it to the meeting in order to vote in person.

Our proxy materials include this Proxy Statement, our 2018 Annual Report to Stockholders (the “Annual Report”), which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as well as the proxy card or a voting instruction form. The Annual Report and the information contained on our website do not constitute a part of the proxy solicitation materials and are not incorporated by reference into this Proxy Statement.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to consider and act upon the following proposals:

1.	Elect three directors, each for a term of three years;

2.	Approve, on an advisory basis, the compensation of our NEOs;

3.	Ratify the appointment of Ernst & Young as our independent registered accounting firm for 2019; and

4.	Consider any other business that may properly come before the meeting and any postponement or adjournment of the meeting.

Members of our management team and representatives of Ernst & Young are expected to be present at the Annual Meeting to respond to questions from stockholders.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice of Internet Availability. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice of Internet Availability will provide you with instructions regarding how to view our proxy materials for the Annual Meeting on the internet and how to instruct us to send future proxy materials, including the Notice of Internet Availability, to you electronically by email. Our proxy materials are also available on our website at www.compassminerals.com.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or proxy card?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares by voting by telephone or internet with respect to each Notice of Internet Availability you receive, or by completing and returning each proxy card you receive.

How can I request and receive a paper or email copy of the proxy materials?

You may request and receive a paper or email copy of the proxy materials at no cost at www.proxyvote.com, by telephone at 1-800-579-1639, or by email at sendmaterial@proxyvote.com. In each case, you will need your 16-digit investor identification number from the Notice of Internet Availability to request the materials.

Who is entitled to vote?

The record date for the meeting was March 11, 2019. Only stockholders of record at the close of business on that date are entitled to vote at the meeting. Each outstanding share of common stock is entitled to one vote for all matters before the meeting. At the close of business on the record date, there were 33,873,836 shares of our common stock outstanding.

Am I entitled to vote if my shares are held in “street name”?

If your shares are held by a bank or brokerage firm, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, the Notice of Internet Availability is being forwarded to you by your bank or brokerage firm (the “record holder”). If you request printed copies of the proxy materials by mail, you will receive a voting instruction form from the record holder. As the beneficial owner, you have the right to direct your record holder how to vote your shares and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “routine” items but will not be permitted to vote your shares with respect to “non-routine” items. In the case of a “non-routine” item, your shares will be considered “broker non-votes” on that proposal.

As the beneficial owner of shares, you are invited to attend the Annual Meeting. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the record holder of your shares and bring it to the Annual Meeting with photo identification.

Which ballot measures are considered “routine” or “non-routine”?

The vote to ratify the appointment of Ernst & Young as our independent registered accounting firm for 2019 (Proposal No. 3) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 3.

The election of directors (Proposal No. 1) and the advisory approval of our NEO compensation (Proposal No. 2) are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist for Proposals No. 1 and No. 2. It is important that you vote or direct the voting of your stock.

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

Who may attend the Annual Meeting?

All our stockholders as of the record date, March 11, 2019, may attend the Annual Meeting.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, a majority vote of the stockholders who are represented at the meeting may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken and no other notice will be given unless the adjourned meeting is more than 30 days later or a new record date is fixed.

What if I do not return my proxy and do not attend the Annual Meeting?

If you are a record holder (that is, your shares are registered in your own name with our transfer agent) and you do not vote your shares, your shares will not be voted at the Annual Meeting.

If you hold your shares in “street name,” and you do not give your bank, broker, or other holder of record specific voting instructions for your shares at the Annual Meeting, your record holder can vote your shares on the ratification of the independent registered accounting firm (Proposal No. 3). However, your record holder cannot vote your shares without your specific instructions on the election of directors (Proposal No. 1) or the advisory approval of our NEO compensation (Proposal No. 2), so it is important that you provide such voting instructions.

For the proposals listed above for which a bank or broker cannot vote without your instruction, if you do not provide voting instructions to your bank or broker on such proposals, the votes will be considered “broker non-votes” and will not be counted in determining the outcome of the vote. “Broker non-votes” will be counted as present for purposes of determining whether a quorum is present to hold the Annual Meeting.

How do I vote?

STOCKHOLDERS OF RECORD (shares registered on the books of the Company via Computershare)	VOTING METHOD	BENEFICIAL OWNERS (shares held through your bank or brokerage account)

Visit www.proxyvote.com

Use the internet to transmit your voting

instructions and for electronic delivery of

information up until 11:59 p.m. Eastern Time on May 8, 2019. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

via the Internet

Visit www.proxyvote.com

Use the internet to transmit your voting

instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 8, 2019. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

Call 1-800-690-6903
Use any touch-tone telephone to

transmit your voting instructions up until 11:59 p.m. Eastern Time on May 8, 2019. Have your proxy card in hand when you call and then follow the instructions.

by phone

Call in Your Vote

To vote by telephone please follow the

instructions on your voter instruction form to vote up until 11:59 p.m. Eastern Time on May 8, 2019. Have your voter instruction form available when you call and then follow the instructions.

Vote Processing, c/o Broadridge 51 Mercedes Way Edgewood, NY 11717 Mark, sign and date your proxy card and mail to the address listed above.	by mail	Vote Processing, c/o Broadridge 51 Mercedes Way Edgewood, NY 11717 Mark, sign and date your proxy card and mail to the address listed above.

You may vote in person at the Annual Meeting. Please bring photo identification and request a ballot when you arrive.	in person

If you wish to vote in person at the

Annual Meeting, you must obtain a legal proxy from the record holder, bring it to the Annual Meeting with photo identification, and present it for a ballot to be able to vote in person.

Who will count the votes?

Broadridge Financial Services, Inc. will tabulate the votes.

How does the Board of Directors recommend I vote on the proposals?

Our Board recommends that you vote:

Agenda Item	Board Vote Recommendation	Page Reference
Item 1: Elect three directors	FOR each Director Nominee	6
Item 2: Approve, on an advisory basis, the compensation of our named executive officers	FOR	24
Item 3: Ratify the appointment of Ernst & Young as our independent registered accounting firm for 2019	FOR	56

What if I do not specify how my shares are to be voted?

Your vote will be considered cast as follows:

Agenda Item	Board Vote Recommendation	Page Reference
Item 1: Elect three directors	FOR each Director Nominee	6
Item 2: Approve, on an advisory basis, the compensation of our named executive officers	FOR	24
Item 3: Ratify the appointment of Ernst & Young as our independent registered accounting firm for 2019	FOR	56

Will any other business be conducted at the Annual Meeting?

We know of no other business that will be presented at the Annual Meeting. However, if any other matter properly comes before the stockholders for a vote at the Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee.

What is the voting requirement to approve each of the proposals?

In the election of directors, each director will be elected by the affirmative vote of a majority of the votes cast at the meeting with respect to that director nominee. In other words, each nominee will be elected if the number of votes cast “for” the nominee’s election exceeds the votes cast “against” the nominee’s election. Approval of each of the other proposals requires the affirmative vote of a majority of the shares present, in person or represented by proxy, and entitled to vote on that proposal at the Annual Meeting.

How will broker non-votes and abstentions be treated?

The table below summarizes the treatment of abstentions and broker non-votes for each proposal that will be brought before the Annual Meeting.

Agenda Item	Abstentions	Broker Non-Votes
Item 1: Elect three directors	No effect	Not taken into account
Item 2: Approve, on an advisory basis, the compensation of our named executive officers	Counted as “against”	Not taken into account
Item 3: Ratify the appointment of Ernst & Young as our independent registered accounting firm for 2019	Counted as “against”	Not applicable

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and to publish final results in a Current Report on Form 8-K filed with the SEC no later than May 14, 2019. After the Form 8-K is filed, you may obtain a copy by visiting our website.

GOVERNANCE

PROPOSAL 1—ELECTION OF DIRECTORS

Current Nominees

Our Board of Directors currently consists of nine directors divided into three classes (Class I, Class II and Class III). The size of our Board was increased in March 2019 from eight to nine members with the appointment of Joseph E. Reece and we anticipate that our Board will be expanded to 10 directors once a permanent President and Chief Executive Officer is identified. The Board made changes to its size and composition as a result of its Board succession planning process and consideration of feedback from our stockholders. See “—Corporate Governance—Director Selection Process and Qualifications” for more information.

Directors in each class are elected to serve three-year terms that expire in successive years. The terms of the Class I directors will expire at the upcoming Annual Meeting.

Our Board of Directors has nominated each of Eric Ford, Joseph E. Reece and Paul S. Williams for election as Class I directors for three-year terms expiring at the annual meeting of stockholders to be held in 2022 or until their successors are elected and qualified. Mr. Ford, Mr. Reece and Mr. Williams currently serve as Class I directors.

Each nominee has consented to being named in this Proxy Statement and has agreed to serve, if elected. If a nominee is unable to stand for election, our Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected for any nominee, the proxy holders will vote your shares for the substitute nominee.

Vote Required

Each director will be elected by the affirmative vote of a majority of the votes cast at the meeting with respect to that director nominee. This means that each nominee will be elected if the number of votes cast “for” the nominee’s election exceeds the votes cast “against” the nominee’s election. Abstentions and broker non-votes will have no effect on the election of any nominee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE

ELECTION OF EACH OF THE THREE NOMINEES.

2019 NOMINEES FOR DIRECTOR AND CONTINUING DIRECTORS

The following tables sets forth, for each of our director nominees and continuing directors, his or her name, age at the time of the Annual Meeting, principal occupation and employment during the past five years, the year in which he or she first became our director and directorships held in other public companies during the past five years as well as the experience, qualifications, attributes and skills that support their service as a director.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS

FOR A THREE-YEAR TERM EXPIRING AT THE 2022 ANNUAL MEETING

Mr. Eric Ford

Age: 64 | Director Since: 2011 | Board Committees: Environmental, Health and Safety (Chair); Nominating/Corporate Governance | Other Public Company Boards: None

Summary: Prior to his retirement in 2014, Mr. Ford served as Executive Vice President, Office of the Chief Executive Officer of Peabody Energy Corporation, the world’s largest private sector coal company. In this position, Mr. Ford oversaw strategic aspects of the company’s Australia platform, including business direction, operational and commercial strategy and external stakeholder interaction. Mr. Ford served in various senior executive roles at Peabody from 2007. Prior to joining Peabody, he served as Chief Executive Officer of Anglo Coal Australia Pty Ltd.

Qualifications: Mr. Ford has (i) substantial leadership experience in managing and operating underground mining businesses on four continents; (ii) extensive expertise in strategic long-term and short-term natural resource planning and optimization; (iii) a deep understanding of environmental, health and safety practices and risk management and mitigation; and (iv) significant project development and implementation experience. Mr. Ford brings to our Board and as Chair of the Environmental, Health and Safety Committee demonstrated executive leadership expertise and a keen understanding of the complexity of operating a global mining company.

Business/functional leader Industry knowledge International business Risk management Sales and marketing Strategy/M&A

Mr. Joseph E. Reece

Age: 57 | Director Since: 2019 | Board Committees: Audit; Nominating/Corporate Governance | Other Public Company Boards: Boxwood Merger Corp., Del Frisco’s Restaurant Group, Inc. and RumbleOn, Inc.

Summary: Mr. Reece is the Chief Executive Officer and Founder of Helena Capital, LLC, a merchant bank. Previously, he served as the Executive Vice Chairman and Head of UBS Securities LLC’s Investment Bank for the Americas from 2017 to 2018 and president of Helena Capital from 2015 to 2016. Prior to this role, he was at Credit Suisse from 1997 to 2015, in roles of increasing responsibility, including serving as Global Head of Equity Capital Markets and Global Head of Basic Materials and Infrastructure. His prior experience includes serving as an attorney for 10 years, including at the law firm Skadden, Arps, Slate, Meagher & Flom LLP and at the Securities and Exchange Commission. Mr. Reece currently serves as a member of the board of directors of Boxwood Merger Corp., a publicly traded special purpose acquisition company, Del Frisco’s Restaurant Group, Inc., a publicly traded restaurant group, and RumbleOn, Inc., a publicly traded technology company focused on buying, selling and financing automobiles and motorcycles. Mr. Reece served as a director of CST Brands, Inc., a publicly traded fuel and convenience retailer, from 2015 to 2017, and of LSB Industries, Inc., a publicly traded chemical manufacturing company from 2015 to 2017.

Qualifications: Mr. Reece has (i) demonstrated executive leadership with global investment banking firms; (ii) extensive capital markets experience; (iii) substantial mergers, acquisition and investment experience, including in the mining and natural resources sectors; and (iv) a strong understanding of corporate governance and securities laws. Mr. Reece’s extensive leadership experience in investment banking combined with his proven expertise in capital markets, strategy and mergers and acquisitions are expected to make him a valuable member of our Board.

Business/functional leader Financial expert Industry knowledge International business Risk management Sales and marketing Strategy/M&A

Mr. Paul S. Williams

Age: 59 | Director Since: 2009 | Board Committees: Audit; Compensation (Chair) | Other Public Company Boards: None

Summary: Mr. Williams served as a Partner and Managing Director of Major, Lindsey & Africa, LLC, an executive recruiting firm, where he conducted searches for board members, CEOs and senior legal executives from 2005 to 2018. He also served as Director of Global Diversity Search, assisting legal organizations in enhancing their diversity. From 2001 through 2005, Mr. Williams served as Executive Vice President, Chief Legal Officer & Corporate Secretary of Cardinal Health, Inc., a provider of products and services to healthcare providers and manufacturers. Mr. Williams is a well-respected leader in the area of diversity, frequently speaking on diversity-related issues. He is also the President of the Chicago Chapter of the National Association of Corporate Directors. Mr. Williams served as a director of Essendant, Inc. (f/k/a United Stationers Inc.), a publicly traded national wholesale distributor of business products, from 2014 through 2019 and served as a director of Bob Evans Farms, Inc., a publicly traded owner and operator of restaurants, from 2007 through 2017. He also served as Lead Independent Director of State Auto Financial Corporation, a publicly traded property and casualty insurance company, on whose board he served from 2003 to 2015.

Qualifications: Mr. Williams has (i) comprehensive legal and regulatory executive management experience in large, publicly traded international companies, including in risk management; (ii) a strong background in human resources and talent development as well as compensation practices; (iii) significant expertise in strategic alliances, mergers and acquisitions; and (iv) substantial diversity and inclusion leadership skills. Mr. Williams’ extensive legal and executive management experience and distinctive knowledge of executive compensation and corporate governance matters have proven to be valuable to our Board and in his position as Chair of the Compensation Committee.

Business/functional leader Diversity International business Risk management Sales and marketing Strategy/M&A Talent Development

CLASS II DIRECTORS CONTINUING IN OFFICE

WHOSE TERMS EXPIRE AT THE 2020 ANNUAL MEETING

Mr. Valdemar L. Fischer

Age: 55 | Director Since: 2017 | Board Committees: Audit; Compensation | Other Public Company Boards: None

Summary: Mr. Fischer has been serving as Regional Director, Latin America, of Syngenta AG, a Swiss agrochemical company, since 2017. He previously served as Special Advisor to the Chief Executive Officer of Nufarm Limited, a global agriculture chemicals company based in Melbourne, Australia, from 2016 until 2017. Prior to this role, he served as Nufarm’s Group Executive, Global Marketing and Product Portfolio from 2015 to 2016 and as General Manager, Latin America from 2010 to 2015. Prior to joining Nufarm, Mr. Fischer held several positions with increasing responsibility at Syngenta, including key leadership roles such as Regional Head, NAFTA Crop Protection and Regional Head Latin America and Brazil, as well as several other international positions at Syngenta’s predecessor companies.

Qualifications: Mr. Fischer has (i) extensive experience in Brazil and Latin America; (ii) substantial executive experience in the agrichemical industry; (iii) an expansive sales and marketing background; and (iv) broad experience in strategic planning. His expertise in Brazil and Latin America and considerable experience in the agrichemical industry have made him a valuable member of our Board.

Business/functional leader Diversity Industry knowledge International business Sales and marketing Strategy/M&A Talent Development

Mr. Richard S. Grant Chairman of the Board

Age: 72 | Director Since: 2004 | Board Committees: None | Other Public Company Boards: None

Summary: Since November 2018, Mr. Grant has been serving as the Company’s Interim President and Chief Executive Officer. Mr. Grant has also served as the Chairman of the Board since November 2018 and has been a member of the Company’s Board of Directors since April 2004. From 1998 until his retirement in 2002, Mr. Grant served as Chief Executive of BOC Process Gas Solutions, a global business providing utilities and services primarily to the chemical, petrochemical and metals industries. Concurrently, he served as a director of the BOC Group plc and Chairman of CNC sa, a Mexican joint venture. Mr. Grant was a director of BlueLinx Holdings, Inc., a publicly traded distributor of building products, from 2005 to 2017. Mr. Grant also served as the Company’s Lead Independent Director from the creation of the position in 2005 to November 2018, except during his short service as Compass Minerals’ Interim Chief Executive Officer from December 2012 to January 2013.

Qualifications: Mr. Grant has (i) substantial leadership and operational experience in a variety of complex, international businesses, which includes leadership positions based overseas; (ii) extensive experience involving acquisitions and strategic alliances; (iii) a strong understanding of corporate governance and board leadership for public and private companies; and (iv) experience in strategic planning, major capital projects, sales and marketing. Mr. Grant’s international management and acquisition experience combined with his refined leadership skills have been critical to our Board and his effective leadership as Chairman of the Board and Interim CEO.

Business/functional leader International business Risk management Sales and marketing Strategy/M&A

Ms. Amy J. Yoder

Age: 52 | Director Since: 2012 | Board Committees: Compensation; Nominating/Corporate Governance (Chair) | Other Public Company Boards: Arcadia Biosciences, Inc.

Summary: Ms. Yoder is the President and Chief Executive Officer of Anuvia Plant Nutrients, an enhanced efficiency fertilizer company. Prior to joining Anuvia in 2015, Ms. Yoder served as Chief Executive Officer and President of Arysta LifeScience North America, LLC, a division of the world’s largest privately held crop protection and life science company, from 2010 to 2015. Prior to joining Arysta, Ms. Yoder’s experience included positions as a Senior Advisor to Atlas Advisors, LLC; President of the United Industries division of Spectrum Brands, Inc.; Vice President and General Manager for Biolab of Chemtura, Inc.; Vice President of the turf and specialty division of Nufarm Ltd.; President of the UAP Timberland division of United Agri Products; and North American Brand Manager and National Sales Manager at Monsanto. Ms. Yoder currently serves as a director of Arcadia Biosciences, Inc., a publicly traded agricultural biotechnology development company.

Qualifications: Ms. Yoder has (i) substantial executive experience in the agrichemical industry; (ii) strong leadership and communication skills; (iii) expansive sales and marketing background; and (iv) broad experience in strategic planning. Her expertise in the agrichemical industry and distribution channels have made her a valuable member of our Board and demonstrated leadership skills have made her a valuable Chair of the Nominating/Corporate Governance Committee.

Business/functional leader Diversity Industry knowledge International business Risk management Sales and marketing Strategy/M&A

CLASS III DIRECTORS CONTINUING IN OFFICE

WHOSE TERMS EXPIRE AT THE 2021 ANNUAL MEETING

Mr. David J. D’Antoni

Age: 74 | Director Since: 2004 | Board Committees: Environmental, Health and Safety; Nominating/Corporate Governance | Other Public Company Boards: OMNOVA Solutions, Inc.

Summary: Prior to his retirement from Ashland, Inc. in 2004, Mr. D’Antoni served as Senior Vice President and Group Operating Officer of APAC and Valvoline since 2000. Previously, he served as Ashland’s President of APAC and Ashland Chemical. Mr. D’Antoni currently serves as a director of OMNOVA Solutions, Inc., a publicly traded global provider of emulsion polymers, specialty chemicals and decorative and functional surfaces. Mr. D’Antoni served as a director of State Auto Financial Corporation, a publicly traded insurance holding company, from 1995 to 2017.

Qualifications: Mr. D’Antoni has (i) substantial operating, management, sales and marketing experience in global businesses; (ii) a strong knowledge of legal, regulatory, environmental, health and safety matters; and (iii) significant experience in strategy and international mergers and acquisitions. Mr. D’Antoni’s extensive operational management experience and understanding of corporate governance matters have proven to be valuable to our Board and in performing his duties as our most tenured independent director.

Business/functional leader International business Risk management Sales and marketing Strategy/M&A

Mr. Allan R. Rothwell

Age: 71 | Director Since: 2006 | Board Committees: Audit; Environmental, Health and Safety | Other Public Company Boards: OMNOVA Solutions, Inc.

Summary: In 2006, Mr. Rothwell retired from Eastman Chemical Company where he served as Executive Vice President and President of its Voridian Division. Mr. Rothwell joined Eastman Chemical in 1969 and held various positions including Vice President, Corporate Development and Strategy; President, Chemicals Group; Senior Vice President and Chief Financial Officer; and President, Polymers Group. Mr. Rothwell currently serves as a director of OMNOVA Solutions, Inc., a publicly traded global provider of emulsion polymers, specialty chemicals and decorative and functional surfaces.

Qualifications: Mr. Rothwell has (i) extensive sales, marketing and managerial experience in global businesses; (ii) substantial knowledge of financial matters and internal controls; (iii) extensive experience in advancing growth strategies, including mergers, acquisitions and strategic alliances; and (iv) a broad understanding of corporate governance. Mr. Rothwell’s extensive leadership experience in global, publicly traded companies and proven expertise in acquisitions and strategic alliances have made him a valuable member of our Board.

Business/functional leader Financial expert International business Risk management Sales and marketing Strategy/M&A

Ms. Lori A. Walker

Age: 61 | Director Since: 2015 | Board Committees: Audit (Chair); Compensation | Other Public Company Boards: Constellium N.V.

Summary: Ms. Walker served as Chief Financial Officer and Senior Vice President of The Valspar Corporation, a global coatings manufacturer, from 2008 to 2013, where she led the Finance, IT and Communications teams. Before this position, Ms. Walker served as Valspar’s Vice President, Controller and Treasurer from 2004 to 2008 and as Vice President and Controller from 2001 to 2004. Prior to joining Valspar, Ms. Walker worked at Honeywell, Inc., a global conglomerate of commercial and consumer products, for 20 years in progressively increasing roles of responsibility, including as Director of Global Financial Risk Management. Ms. Walker currently serves on the board of directors of Southwire Company, LLC, a private industrial manufacturer of wire and cable, and Constellium N.V., a publicly traded aluminum fabricator for the automotive, aerospace and packaging industries.

Qualifications: Ms. Walker has (i) extensive experience as a financial executive with broad knowledge of financial controls and systems; (ii) strategic planning expertise; (iii) a strong background in mergers, acquisitions, divestitures and strategic alliances; and (iv) active service on the audit committee of a public company and as audit committee chair of a private company. Ms. Walker’s extensive financial leadership experience in global, publicly traded companies, knowledge of financial controls and systems and risk management and understanding of IT infrastructure have made her a valuable member of our Board and Chair of the Audit Committee.

Business/functional leader Diversity Financial expert International business Risk management Strategy/M&A

BOARD OF DIRECTORS AND BOARD COMMITTEES

Role of the Board of Directors

Our Board is elected by our stockholders to oversee our management, to help ensure we meet our responsibilities to our stockholders and to build long-term growth in stockholder value. Beyond its general oversight of management, our Board performs a number of critical roles in our strategic planning process, our enterprise risk management processes, selecting the CEO and executive officer succession planning. Our Board has adopted Corporate Governance Guidelines, which are available on our website at www.compassminerals.com.

Board Leadership

On November 17, 2018, our Board made changes to its leadership structure and created a new Chairman of the Board position and elected Mr. Grant to this position. Previously, Mr. Grant had served as the Lead Independent Director since the position was created in May 2005, except when he stepped down from this position during his short service as our Interim Chief Executive Officer from December 2012 to January 2013. Mr. Grant is currently serving as our Interim CEO and is expected to serve as our Non-Executive Chairman of the Board following the appointment of a permanent CEO.

Under our Corporate Governance Guidelines, the Chairman of the Board’s duties and responsibilities include:

•	Establishing Board meeting agendas and the appropriate schedule of Board meetings;

•	Considering agenda items suggested by independent and non-employee directors;

•

Directing that specific materials be included in Board materials delivered in advance of Board meetings and working with Board committees to assess the quality, quantity and timeliness of the flow of information from our management to the Board;

•	Working with the Nominating/Corporate Governance Committee (the “Governance Committee”) to recommend to the Board the membership of the Board committees and Board committee chairs; and

•	Leading the annual evaluation of the Board, the Board committees and individual directors.

During the period of time that Mr. Grant is serving as Chairman of the Board and Interim CEO, the most tenured independent director will have the following duties and responsibilities under our Corporate Governance Guidelines:

•	Coordinating and developing the agenda for, and presiding at, executive sessions of the Board’s independent and non-employee directors;

•	Acting as principal liaison between the independent directors and the CEO;

•	Leading the annual evaluation of the CEO (in conjunction with the Compensation Committee, which has sole authority to determine the CEO’s compensation) and the Chairman of the Board;

•	Approving disclosure to management of any communications that were directed exclusively to the independent directors;

•	Presiding at all Board meetings at which the Chairman of the Board is not present; and

•	Calling meetings of the independent and non-employee directors.

David J. D’Antoni, an independent Board member since 2004 and former Chair of our Governance Committee, is our most tenured independent director and is fulfilling these duties and responsibilities. He is expected to serve in this capacity until the appointment of a permanent CEO, at which time Mr. Grant is expected to assume the role of Non-Executive Chairman of the Board.

Our Board regularly considers whether our leadership structure is appropriate and has concluded that combining the roles of Chairman of the Board and Interim CEO is appropriate and effective given our specific circumstances at this time. The Board believes the present structure provides the Company and the Board with strong leadership, continuity of experience and appropriate independent oversight of management. A combined Chairman of the Board and Interim CEO allows the Company to communicate its business and strategy to stockholders, clients, investors, employees, regulators, and the public with a single voice. Our most tenured independent director further enhances the Board’s leadership structure and effectiveness by focusing on the Board’s processes and priorities, and facilitating independent oversight of management. The most tenured independent director promotes open dialogue among the independent directors during Board meetings, at executive sessions without the presence of the Interim CEO, and between Board meetings. The Board believes the current structure appropriately allows full discussion of significant issues, supported by input from our management and independent directors. Board meeting agendas are built around an annual Board-approved matrix of topics with additional elements developed by the Chairman of the Board and the most tenured independent director with input from other directors. Board meetings are led by the Chairman of the Board with significant input from the independent directors and executive sessions of the Board are led by the most tenured independent director. In addition, the Governance Committee, which is composed of independent directors, has a significant role in the nominee selection process for new or re-elected directors. Eight out of nine of our directors are independent and executive sessions of independent directors are effective and held frequently.

Director Independence

Our Board evaluates the independence of its members at least annually and at other appropriate times when a change in circumstances could potentially impact the independence of a director (for example, if a director changes employment). In making independence determinations, our Board applies the independence requirements of the New York Stock Exchange (“NYSE”). Under NYSE rules, a director is independent if the director does not have a disqualifying relationship, as described in NYSE rules, and our Board affirmatively determines that the director has no material relationship with us, either directly or as an officer, stockholder or partner of an organization that has a relationship with us.

As a result of its independence evaluation, our Board determined that each of our current directors, other than Mr. Grant, is an independent director. Mr. Grant, our Chairman of the Board and Interim CEO, is not an independent director because of his position as Interim CEO.

Board and Committee Meetings, Executive Sessions and Attendance

Our Board is active and engaged. Board agendas are set in advance by the Chairman of the Board in consultation with the most tenured independent director to ensure appropriate topics are covered and there is sufficient time for discussion. Directors are provided comprehensive materials in advance of Board and Board committee meetings and are expected to review these materials in advance of meetings to ensure our meetings are focused on active discussions instead of lengthy presentations.

Our Board meets regularly throughout the year and held ten meetings in 2018. At each of these meetings, our independent directors held executive sessions, without the CEO, Interim CEO or other Company employees present. Under our Corporate Governance Guidelines, our Board is required to hold at least four executive sessions per year with independent and non-employee directors, without the CEO or other Company employees present. The most tenured independent director is responsible for coordinating, developing the agenda and presiding at these executive sessions.

During 2018, each current director attended at least 75% of all Board meetings and meetings of each Board committee on which he or she served during 2018 (other than Mr. Reece, who was not a director in 2018). Under our Corporate Governance Guidelines, directors are expected to attend each annual meeting of stockholders and all of our directors attended our 2018 annual meeting of stockholders (other than Mr. Reece, who was not a director in 2018). The membership of each Board committee as of the date of this Proxy Statement and the number of 2018 meetings of the Board and each Board committee are shown in the following table. Mr. Grant had served as a member of our Audit, Compensation and Governance Committees during 2018, but stepped down from these Board committees when he was appointed Interim CEO in November 2018. He is expected to re-join these Board committees following his service as Interim CEO.

	Board of Directors	Audit Committee	Compensation Committee	Governance Committee	EHS Committee
David J. D’Antoni*	Member			Member	Member
Valdemar L. Fischer*	Member	Member	Member
Eric Ford*	Member			Member	Chair
Richard S. Grant	Chairman of the Board
Joseph E. Reece*(1)	Member	Member**		Member
Allan R. Rothwell*	Member	Member**			Member
Lori A. Walker*	Member	Chair**	Member
Paul S. Williams*	Member	Member	Chair
Amy J. Yoder*	Member		Member	Chair
2018 Meetings	10	8	7	4	4

*  Independent Director    ** Audit Committee Financial Expert

(1)  Mr. Reece joined our Board, the Audit Committee and the Governance Committee on March 6, 2019.

Board Committees

Our Board has four standing committees: the Audit Committee, the Compensation Committee, the Governance Committee and the EHS Committee. Each Board committee operates under a written charter adopted by our Board, which is available on the Investor Relations section of our website at www.compassminerals.com. Each Board committee has the authority to retain advisors, at our expense, to assist the committee in performing its functions. At each Board and Board committee meeting, our independent directors held executive sessions, without the CEO, Interim CEO or other Company employees present.

Audit Committee. The Audit Committee assists our Board with its oversight responsibilities regarding the integrity of our financial statements, the adequacy and effectiveness of our accounting and financial controls and the performance of our internal audit function and independent auditor. In addition, our Audit Committee oversees our compliance with legal and regulatory requirements, our enterprise risk management process, cybersecurity and compliance with our Code of Ethics and Business Conduct. The Audit Committee’s functions are further described under “Report of the Audit Committee.”

Our Board has determined that each member of the Audit Committee is independent under NYSE and SEC rules and is financially literate, knowledgeable and qualified to review financial statements. Our Board also determined that Mr. Reece, Mr. Rothwell and Ms. Walker are each an “audit committee financial expert,” as defined by SEC rules. The Audit Committee held eight meetings in 2018, each with an executive session.

Compensation Committee. The Compensation Committee reviews and approves the compensation for our executive officers (including our CEO and Interim CEO), approves all equity awards and other bonus awards to employees, and reviews our Board’s compensation. The Compensation Committee also oversees the application of our compensation clawback policy and our stock ownership guidelines and reviews risks related to our compensation policies and practices. In 2018, the mandate of the Compensation Committee was broadened to include oversight of our talent management strategies, including recruitment, development, promotion and retention, as well as our policies and practices promoting diversity and inclusion. The Compensation Committee’s functions are further described under “Compensation Discussion and Analysis.” Our Board has determined that each member of the Compensation Committee is independent under NYSE and SEC rules. The Compensation Committee held seven meetings in 2018, each with an executive session.

Nominating/Corporate Governance Committee. The Governance Committee is responsible for considering, assessing and making recommendations concerning director nominees; reviewing the size, structure and composition of our Board and Board committees; conducting the annual review of the Chairman of the Board, overseeing our corporate governance and reviewing and approving any related party transactions. The Governance Committees’ functions are further described on pages 17-18. Our Board determined that each member of the Governance Committee is independent under NYSE rules. The Governance Committee held four meetings in 2018, each with an executive session.

Environmental, Health and Safety Committee. The EHS Committee is responsible for oversight related to environmental, health and safety, including our objectives, policies, procedures and performance, our risks and risk management and our compliance with applicable laws. The EHS Committee also reviews our sustainability efforts and reporting. These functions are further described under “—Board Role in Risk Oversight” and “—Corporate Governance—Corporate Responsibility and Sustainability.” The EHS Committee held four meetings in 2018, each with an executive session.

Board Role in Risk Oversight

Our Board’s role in our risk management process is one of oversight. Risk management activities are the responsibility of our management and include the development of strategies and actions to anticipate, identify, assess, manage and appropriately mitigate identified risks. The independent structure of our Board enables objective oversight of the risk management process.

Our management has implemented an enterprise risk management process, which is designed to identify and assess risk and to develop strategies and policies regarding risk acceptance, reduction, mitigation or avoidance. An overview of the findings of this enterprise risk management process and our top-identified risks is presented periodically to our Board, providing our Board an opportunity to inquire and provide guidance on our risk management activities. Our strategic plans, which our Board regularly discusses with our management, also reflect the findings of our enterprise risk management process.

Board committees are provided with more specific information on our risks and risk mitigation activities relating to their respective area of responsibility. The Audit Committee reviews the enterprise risk management process, our major financial risk exposures and steps taken by our management to monitor and control those exposures. In addition, the Compensation Committee reviews risks related to our compensation policies and practices and the Governance Committee oversees matters related to our governance risks. Our Board recognizes the environmental, health and safety risks (including climate related risks) that are inherent in our business and actively oversees our compliance with environmental, health and safety initiatives through its EHS Committee.

Compensation Policies and Practices Related to Risk Management

The Compensation Committee reviewed our compensation policies and practices for employees and determined that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. This review and risk assessment included an inventory of incentive plans and programs and considered factors such as the number of participants, performance metrics, maximum payments and risk mitigation features. In addition, the Compensation Committee, with the assistance of Pearl Meyer, our independent compensation consultant, assesses and considers potential risks when reviewing and approving our compensation policies and practices.

Our executive compensation program, described in detail in “Compensation Discussion and Analysis,” has risk mitigation features, including:

•	Balanced mix of pay components, biased toward variable pay components and a market-competitive cash component.

•	Long-term equity-based compensation vesting over three to four years.

•

Annual bonus payments to executive officers are capped at 200% of the target payment, subject to performance factors based on Company-wide and business unit financial metrics and individual performance objectives.

•

Restricted stock units (“RSUs”) and performance stock units (“PSUs”) granted through December 31, 2018 are subject to Company-wide financial metrics, which apply equally to all recipients (other than grants to new hires), to encourage a unified and responsible approach to achieving financial and strategic goals. PSUs have a three-year performance period, which emphasizes long-term, sustained performance. Payout of PSUs is capped at 150% (for PSUs based on relative total shareholder return (“rTSR”)) and 200% (for PSUs based on return on invested capital (“ROIC”)).

•

Enhanced compensation recoupment or “clawback” policy, which subjects executive officers to a strong “no fault” policy that allows the Compensation Committee to recover all or any portion of any bonuses, equity or other incentive compensation in the event of an accounting restatement that reduces the financial results which were the basis of the incentive compensation, whether or not the executive officer’s actions involve misconduct.

•

Stock Ownership Guidelines that help align executive officer and stockholder interests and reduce excessive short-term risk taking at the expense of long-term results. In addition, under these Guidelines executive officers are required to attain and maintain significant stock ownership, which increases the effectiveness of our clawback policy.

•	Prohibition on repricing stock options without stockholder approval.

Majority Voting in Uncontested Director Elections and Director Resignation Policy

Under our Bylaws, in an uncontested election of directors (i.e., one where the number of director nominees does not exceed the number of directors to be elected), each director will be elected by a majority of the votes cast. This means the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” the nominee’s election. In a contested election of directors (i.e., one where the number of director nominees exceeds the number of directors to be elected), each director will be elected by a plurality vote. This means the nominees receiving the highest number of votes cast “for” will be elected even if a nominee receives less than a majority of the votes cast.

Under our Corporate Governance Guidelines, in an uncontested election of directors, any director nominee who receives a greater number of “against” votes than “for” votes, must promptly tender his or her resignation to our Board. The Governance Committee and our Board would then consider whether to accept or reject the tendered resignation and take appropriate action in accordance with our Corporate Governance Guidelines.

In addition, pursuant to our Corporate Governance Guidelines, directors are required to resign from their position as a member of our Board effective at the annual meeting of stockholders falling after his or her 75th birthday.

Service on Other Boards of Directors

Service by our Board members on the boards of directors of other companies provides valuable governance and leadership experience that ultimately benefits us. However, this service may require a commitment of significant time and attention. As a result, under our Corporate Governance Guidelines, non-employee directors may sit on no more than five boards of directors of for-profit companies (including our Board), without the approval of our Board. Our CEO must obtain approval of our Board before serving on a board of directors of any for-profit company. Currently, none of our non-employee directors sit on more than five board of directors of for-profit companies (including our Board), and our Interim CEO does not sit on the board of directors of any for-profit company, other than our Board.

In addition, no member of our Audit Committee may simultaneously serve on the audit committee of more than two other public companies, unless our Board determines that this simultaneous service would not impair the ability of such member to effectively serve on our Audit Committee and this determination is disclosed in our proxy statement. Currently, no member of our Audit Committee serves on the audit committee of more than two other public companies.

Board Evaluation Process

Our Corporate Governance Guidelines require annual evaluations of the performance of the Board, Board committees and individual directors, including the Chairman of the Board and the CEO. As part of the annual evaluation process, directors are able to provide confidential feedback on the performance of other directors and the effectiveness of the Board and each Board committee, as well as compliance of each Board committee with its charter. The evaluations are reviewed each year and are modified as appropriate to ensure the evaluations focus on director contributions and performance in light of our business and strategies.

Our Board and each Board committee reviews its evaluation results and performance and implements changes based on these evaluation results. Our Board also reviews the evaluation results and performance of individual directors, including our Chairman of the Board. Our Governance Committee also reviews the evaluation results and performance of our Chairman of the Board. In addition, each director receives feedback based on the evaluation results from the Chairman of the Board or the Chair of the Governance Committee. The evaluation results for each director are shared with the Governance Committee and used in its review of potential nominees for election as a director.

Succession Planning

Each year, our Board works with our management to review succession and development plans for the CEO and all other executive officers. Several times per year, our CEO discusses Company leadership and talent development with our Board. Our Board members become familiar with potential successors for our executive officers and other key leaders through various means, including presentations to the Board and informal meetings. In addition, succession planning and talent development discussions are embedded in our leadership and performance management processes. We develop our talent capability through job rotations and experiences, new tools, training and hiring outside talent with a diversity of backgrounds and skills. Our management has developed and maintains an emergency succession plan for key positions, including the CEO and other executive officers, that is reviewed at least annually with our Board.

CORPORATE GOVERNANCE

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct (our “Code of Ethics”) for our directors, officers and employees. Our Code of Ethics is reviewed each year for appropriate updates and directors, officers and salaried employees are asked to annually certify their understanding and compliance with our Code of Ethics. Our Code of Ethics, which is grounded in our Core Values, is made available to our employees in English, Brazilian Portuguese and French Canadian and is available on our website at www.compassminerals.com.

Only our Board or a designated Board committee may grant waivers of our Code of Ethics for our directors and executive officers. We intend to disclose any changes in, or waivers from, our Code of Ethics by posting such information on www.compassminerals.com or by filing a Current Report on Form 8-K, in each case if such disclosure is required by SEC or NYSE rules. No waivers of our Code of Ethics were granted to directors or officers in 2018.

Corporate Responsibility and Sustainability

We have a clear vision of our corporate purpose. Through the minerals we mine and harvest and the products we produce, we help keep people safe, feed the world and enrich lives every day. We are committed to our stockholders, employees and the communities in which we operate to building a sustainable company, to ensuring safety throughout our operations, to being responsible stewards of the resources we manage and to minimizing or mitigating our environmental impact where possible.

Sustainability for Compass Minerals also means pursuing a long-term strategy to achieve long-term growth to drive strong financial results and returns for our stockholders. It also means doing all of this with transparency and accountability. These concepts form the four points of our sustainability compass: safety, growth, stewardship and transparency. As we build our
Company, serve our customers, innovate and bring new products to market, we always keep this compass in mind.

Our Board reviews our sustainability reporting, targets and goals as well as our progress toward achievement of these targets and goals at least once a year, with the EHS Committee focused on environmental, health and safety matters, the Compensation Committee focused on social and diversity matters and the Governance committee focused on governance matters. Our
Board also considers risks and opportunities regarding sustainability matters, as more fully described under “—Board of Directors and Board Committees—Board Role in Risk
Oversight.”

In addition, our pay-for-performance philosophy motivates our executive officers to operate our business in a profitable and sustainable matter. This includes having executive officer personal objectives for our MAIP that include safety improvement goals as we work to strengthen our overall culture of safety and diversity improvement goals as we work to build a diverse and inclusive culture.

Additional information about our sustainability efforts, including our sustainability targets and goals, can be found in our Sustainability Report, which is available on our website at www.compassminerals.com.

Anti-Hedging and Pledging Policy

All directors, executive officers and employees are prohibited from engaging in short sales of our securities and from buying, selling or investing in Company-based derivative securities, including entering into any hedging transactions with respect to our securities or engaging in comparable transactions. Directors and executive officers are also prohibited from pledging any Company securities (i.e., using our common stock as collateral for a loan or to trade shares on margin).

Stock Ownership Guidelines

Our Compensation Committee has adopted a policy requiring each director and member of our senior management to obtain and maintain ownership in our common stock (or its equivalent) at specified levels. For purposes of the Stock Ownership Guidelines, restricted stock units, earned performance stock units and deferred stock units count toward the ownership achievement. The ownership requirements are summarized in the following table.

	Stock Ownership Requirement	Compliance Period
Non-Employee Directors	5x Annual Cash Retainer	5 Years from joining the Board
CEO	5x Base Pay	5 Years from Appointment
Other Executive Officers	2x Base Pay	5 Years from Appointment

As of March 2019, all directors and executive officers have met their requirements under the Stock Ownership Guidelines, or were still within their five-year window to achieve compliance.

Director Selection Process and Qualifications

The Governance Committee is responsible for reviewing the composition of our Board and recommending to our Board director candidates for nomination and election at the annual stockholder meeting and to fill Board vacancies.

The Governance Committee annually reviews with the Board the size and composition of our Board, focusing on the interplay of each director’s and director nominee’s experience, qualifications, attributes and skills with the Board as a whole and the Company’s needs. In making its recommendations to our Board regarding the composition of our Board and the nomination of director candidates, the Governance Committee considers the qualifications of individual director candidates applying the Board membership criteria described below.

While the selection of qualified directors is a complex, subjective process that requires consideration of many intangible factors, our Board believes that diversity is an important attribute of a well-functioning board and our Governance Committee should consider diversity in the director identification and nomination process. Our Corporate Governance Guidelines provide that our Governance Committee and our Board should seek to achieve a mix of directors that represents a diversity of attributes, background, experiences (including experience with businesses and other organizations of a comparable complexity), perspectives and skills, including with respect to differences in customs, culture, international background, thought, generational views, race, gender and specialized professional experience. Our Board also considers diversity when selecting directors for Board leadership positions.

In addition, our Corporate Governance Guidelines set forth the following minimum qualifications for a director (i) personal integrity; (ii) a degree from an accredited college or university or equivalent professional experience; (iii) five years’ successful experience in a senior responsible position; (iv) good communication skills; (v) practical, mature business judgment; (vi) experience in analyzing corporate financial statements; (vii) experience and effectiveness working closely with a team of senior professionals; (viii) available time to dedicate to the position; (ix) the absence of conflicts of interest; and (x) an understanding of organizational structure and accountability, delegation of authority, compensation practices, and the dynamics of competitive businesses.

If a vacancy arises or our Board decides to expand its membership, the Governance Committee, with the involvement of the Chairman of the Board and the CEO, will seek recommendations of potential candidates from incumbent directors, our stockholders, our management, third-party search firms and other sources. The Governance Committee will then evaluate each potential candidate on the basis of the qualifications, skills and attributes set forth in our Corporate Governance Guidelines. The Governance Committee seeks to identify and recruit the best available candidates and will evaluate qualified stockholder candidates on the same basis as those submitted by other sources.

Our Board also actively monitors the tenure and expected service of each Board member, considering our Corporate Governance Guidelines including the director retirement policy incorporated into these Guidelines, which requires a director to resign from the Board effective at the annual meeting of stockholders falling after the director’s 75th birthday. As a result of our Board’s succession planning process and our Board’s consideration of feedback from our stockholders, our Board decided to increase its size to add a director with capital markets experience and to support a seamless transition in advance of the anticipated retirement of a Board member.

At the Governance Committee’s direction, we retained Heidrick & Struggles International, Inc., an independent third-party search firm, to assist us in the process of identifying a new Board member with significant capital markets experience coupled with the highest standards of personal and professional integrity. A search committee appointed by our Board, which was composed of the Chair of the Governance Committee, a member of the Governance Committee and a member of the Audit Committee, interviewed several candidates submitted by Heidrick & Struggles. Based upon Mr. Reece’s qualifications and independence, the search committee recommended to the Governance Committee that our Board be expanded to nine members, appoint Mr. Reece as a Class I director and nominate him to stand for election at our Annual Meeting. Our Board appointed Mr. Reece as a director on March 6, 2019, and he is standing for election at our Annual Meeting.

Procedures for Nominations of Director Candidates by Stockholders

The Governance Committee will consider director candidates submitted by our stockholders using the same criteria described above. Our Bylaws also allow our stockholders to nominate candidates for election as a director by following the procedures and delivering the information required by our Bylaws to 9900 West 109th Street, Suite 100, Overland Park, Kansas 66210, Attn: Secretary.

Stockholders who wish to nominate candidates for election at our 2020 annual meeting of stockholders must deliver a stockholder’s notice with the information required by our Bylaws between January 10, 2020 and February 9, 2020. However, if the 2020 annual meeting is held more than 30 days before or after the anniversary of the 2019 annual meeting, then, to be timely, the stockholder’s notice must be delivered not earlier than the close of business on the 120th day prior to the 2020 annual meeting and not later than the close of business on the 90th day prior to the 2020 annual meeting or, if later, the 10th day following the day on which we first make a public announcement of the date of such meeting.

In addition, our Bylaws permit stockholders to propose additional matters for consideration at our annual meetings of stockholders by following the procedures and delivering the information required by our Bylaws. For more information, see “Additional Filings and Information—Stockholder Proposals for 2020 Annual Meeting.”

Review and Approval of Transactions with Related Persons

Our Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving us and “related persons” (directors, director nominees, executive officers, their immediate family members and stockholders owning 5% or greater of our outstanding stock). The policy covers any related-person transaction that meets or is near the minimum threshold for disclosure in our proxy statement under relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Under the Board’s policy and procedures, the Governance Committee will review the material facts of all proposed related-party transactions. In determining whether to approve or ratify a related-party transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the related-party transaction is on terms no less favorable to us than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

In 2018, there were no transactions involving us and related persons that required review by the Governance Committee or disclosure in this Proxy Statement.

Communications with our Board of Directors

Stockholders or others who wish to communicate with our Board or any individual director should direct their comments to 9900 West 109th Street, Suite 100, Overland Park, Kansas 66210, Attn: Secretary. Communications may also be sent by email to asktheboard@compassminerals.com. The Company’s Secretary will forward any communications (excluding routine advertisements, business solicitations and communications that the Secretary deems to be a security risk or harassment) to each member of our Board or, if applicable, to the individual directors named in the correspondence. If the correspondence is directed exclusively for the independent directors or to one or more non-management directors, then the communication will be delivered to the most tenured independent director or the non-management directors.

Compensation Committee Interlocks and Insider Participation

During 2018, the Compensation Committee consisted of Mr. Williams (chair), Mr. Fischer, Mr. Grant (until he resigned from the Compensation Committee in November 2018 upon his appointment as Interim CEO), Ms. Walker and Ms. Yoder. No person who served as a member of the Compensation Committee during 2018 was a current or former officer or employee of the Company (other than Mr. Grant), or engaged in certain transactions with us required to be disclosed as “related person transactions” under SEC regulations. There were no compensation committee “interlocks” during 2018, which generally means that none of our executive officers served as a director or member of the compensation committee of another entity, one of whose executive officers served as a member of our Board or as a member of the Compensation Committee.

2018 NON-EMPLOYEE DIRECTOR COMPENSATION

Philosophy and Objectives

Our non-employee director compensation program is designed to attract and retain well-qualified directors with appropriate skill sets to meet our evolving needs. Our Board considers and determines non-employee director compensation each year, taking into account recommendations from the Compensation Committee and our independent compensation consultant, Pearl Meyer. The Compensation Committee formulates its recommendation to our Board based on its review and analysis of Pearl Meyer’s report on director compensation practices for a specific group of peer companies, which our Board also reviews when making determinations regarding director compensation. A discussion of our peer group begins on page 31.

2018 Compensation

Non-employee director compensation in 2018 remained the same as 2017 compensation, other than with respect to the newly created Chairman of the Board position. For 2018, non-employee directors received the following compensation:

•

Cash compensation consisting of (i) a $75,000 annual retainer, (ii) annual Board committee chair and member fees, and (iii) a $25,000 annual Lead Independent Director fee (until this position was eliminated in November 2018 upon the creation of a Chairman of the Board position); and

•	Equity compensation with an annual value of $85,000.

This non-employee director compensation is paid in quarterly installments, is prorated based on the relevant dates of service and is paid pursuant to our Non-Employee Director Compensation Policy. In addition, upon his appointment as Chairman of the Board on November 17, 2018, Mr. Grant received a one-time award of 8,000 deferred stock units (“DSUs”).

Mr. Malecha, our former President, Chief Executive Officer and Board member, did not receive any additional compensation for serving as a director. Mr. Grant is not receiving any compensation for his services as Board member while he is serving as Interim CEO.

Cash Compensation. In addition to the $75,000 annual retainer, non-employee directors receive fees for serving as Board committee chairs or members and as Lead Independent Director due to the workload and responsibilities of these positions. The following table summarizes fees paid for 2018 service on Board committees.

	2018	Fees
Board Committee	Chair	Member
Audit	$22,500	$10,000
Compensation	$15,000	$7,500
Environmental, Health and Safety	$12,500	$5,000
Nominating/Corporate Governance	$12,500	$5,000

Equity Compensation. Non-employee directors receive an equity award with an annual value of $85,000, which is paid either in shares of our common stock or, at the director’s election, in DSUs. In addition, upon his appointment as Chairman of the Board on November 17, 2018, Mr. Grant was granted a one-time award of 8,000 DSUs. Non-employee directors who have not met the requirements of our Stock Ownership Guidelines are required to defer their equity award in the form of DSUs. All equity awards to our non-employee directors vest immediately on grant.

Deferral of Compensation. Non-employee directors may elect to defer all or a portion of their cash and equity compensation. Any cash compensation that is deferred is converted into DSUs. As dividends are paid on our common stock, DSUs accrue dividends in the form of additional DSUs, which have a value equivalent to our common stock. Accumulated DSUs are distributed in the form of our common stock at the time the director ceases to be a member of our Board or such other dates elected by the director.

The following table summarizes the total compensation paid to or earned by non-employee directors for 2018.

2018 NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
David J. D’Antoni	85,000	85,000	107,537	277,537
Valdemar L. Fischer	92,500	85,000	4,889	182,389
Eric Ford	92,500	85,000	8,330	185,830
Allan R. Rothwell	90,000	85,000	36,931	211,931
Lori A. Walker	105,000	85,000	10,579	200,579
Paul S. Williams	100,000	85,000	31,238	216,238
Amy J. Yoder	95,000	85,000	17,689	197,689

(1)  Mr. Grant (who is serving as our Interim CEO) and Mr. Malecha (our former President, Chief Executive Officer and Board member) are not included. Their compensation is described in the 2018 Summary Compensation Table. Mr. Reece (who joined our Board on March 6, 2019) is not included as we did not pay him any compensation for 2018.

(2)  Includes cash compensation deferred in the form of DSUs.

(3)  Represents equity compensation paid in the form of shares of our common stock and DSUs. The amounts represent the grant date fair value recognized in accordance with FASB ASC Topic 718. Estimates of dividend equivalents are not included in the calculation of the grant date fair value of the DSUs. The number of shares of common stock and DSUs granted was based on the market value of our common stock on each grant date.

(4)  Represents dividends equivalent rights granted in connection with the Company’s quarterly dividends that accrued to DSUs held by the director.

2019 Compensation

For 2019, following a review by the Compensation Committee and our Board of Pearl Meyer’s report on director compensation practices of our peer companies, our Board (upon the recommendation of the Compensation Committee) determined to increase the annual value of the equity compensation for each non-employee director to $105,000.

In addition, following his service as Interim CEO, Mr. Grant is expected to serve as our Non-Executive Chairman of the Board, and our Board (upon the recommendation of the Compensation Committee and with Mr. Grant recusing himself from each decision) determined to pay an additional annual Non-Executive Chairman of the Board cash retainer fee of $65,000 and an additional annual Non-Executive Chairman of the Board equity retainer fee of $55,000, due to the workload and responsibilities of this position. Until our Non-Executive Chairman of the Board assumes this position, our most tenured independent director will receive for 2019 an additional annual cash retainer fee of $25,000 due to the workload and responsibilities of this position. The Non-Executive Chairman of the Board fees and most tenured independent director fee will be prorated based on dates of service.

No other changes were made to our non-employee director compensation for 2019.

STOCK OWNERSHIP

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information provided to us with respect to beneficial ownership of shares of our common stock as of March 11, 2019 (except where another date is indicated) for (i) each person who is known by us to own beneficially more than 5% of our outstanding shares of common stock, (ii) each current director and nominee for director, (iii) each NEO, and (iv) all our current directors and executive officers as a group.

	Shares Beneficially Owned(1)

Name and Address of Beneficial Owner	Number	Percent
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	3,922,568	11.6%
The Vanguard Group(3) 100 Vanguard Boulevard Malvern, PA 19355	3,434,953	10.14%
Shapiro Capital Management LLC(4) 3060 Peachtree Road, Suite 1555 N.W. Atlanta, GA 30305	1,729,879	5.11%
State Street Corporation(5) State Street Financial Center One Lincoln Street Boston, MA 02111	1,698,609	5%

Directors and Named Executive Officers(6)
Steven N. Berger(7)	5,606	*
David J. D’Antoni(8)	50,903	*
Valdemar L. Fischer	2,756	*
Eric Ford	9,798	*
Richard S. Grant	48,879	*
S. Bradley Griffith	11,145	*
Francis J. Malecha	49,156	*
Joseph E. Reece	—	*
Allan R. Rothwell	20,535	*
Anthony J. Sepich	9,364	*
James D. Standen	10,430	*
Diana C. Toman	13,064	*
Lori A. Walker	4,825	*
Paul S. Williams	12,419	*
Amy J. Yoder	7,995	*
All current directors and executive officers as a group (14 persons)(6)(8)	202,828	*

*  Each having less than 1% of our issued and outstanding common stock.

(1)  For purposes of this table, information as to the percentage of shares beneficially owned is calculated based on 33,873,836 shares of our common stock outstanding on March 11, 2019, except that the ownership percentages shown for owners of more than 5% of our common stock are based on the respective Schedule 13G and 13G/A Information Statements for December 31, 2018. The amounts and percentages of common stock beneficially owned are reported as determined by SEC rules and include voting or investment power with respect to the shares on the basis of SEC rules governing the determination of beneficial ownership of securities. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)  Based on a Schedule 13G/A Information Statement filed by BlackRock, Inc. on January 24, 2019 for December 31, 2018, disclosing that BlackRock, Inc. has sole voting power over 3,922,568 shares of our common stock and sole dispositive power over 3,922,568 shares of our common stock, which represented in aggregate 11.6% of our common stock at the time of filing. The Schedule 13G/A reports that beneficial owner subsidiaries of the parent holding company are BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited and BlackRock Investment Management (Australia) Limited.

(3)  Based on a Schedule 13G/A Information Statement filed by The Vanguard Group on January 10, 2019 for December 31, 2018, disclosing that The Vanguard Group has sole voting power over 67,447 shares of our common stock, shared voting power over 4,229 shares of our common stock, sole dispositive power over 3,366,814 shares of our common stock and shared dispositive power over 68,139 shares of our common stock, which represented in aggregate 10.14% of our common stock at the time of filing. The Schedule 13G/A reports that beneficial owner subsidiaries of the parent holding company are Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

(4)  Based on a Schedule 13G Information Statement filed by Shapiro Capital Management LLC on February 14, 2019 for December 31, 2018, disclosing that Shapiro Capital Management LLC has sole voting power over 1,570,707 shares of our common stock, shared voting power over 159,172 shares of our common stock, sole dispositive power over 1,729,879 shares of our common stock and shared dispositive power over 0 shares of our common stock, which represented in aggregate 5.11% of our common stock at the time of filing.

(5)  Based on a Schedule 13G Information Statement filed by State Street Corporation on February 13, 2019 for December 31, 2018, disclosing that State Street Corporation has sole voting power over 0 shares of our common stock, shared voting power over 1,523,341 shares of our common stock, sole dispositive power over 0 shares of our common stock and shared dispositive power over 1,698,609 shares of our common stock, which represented in aggregate 5% of our common stock at the time of filing. The Schedule 13G reports that beneficial owner subsidiaries of the parent holding company are SSGA Funds Management, Inc., State Street Global Advisors Limited (UK), State Street Global Advisors LTD (Canada), State Street Global Advisors, Australia Limited, State Street Global Advisors Singapore LTD and State Street Global Advisors Trust Company.

(6)  For our named executive officers and executive officers, number of shares beneficially owned includes beneficial ownership of stock options that were exercisable as of March 11, 2019 or within 60 days thereafter (as listed below), RSUs that vest within 60 days of March 11, 2019 (as listed below), 100% (the target level) of the rTSR PSUs that were granted in April 2016 and are due to vest in April 2019, 0% of the ROIC PSUs that were granted in April 2016 and were due to vest in April 2019 and shares of our common stock held in employees’ 401(k) accounts. For our directors, number of shares beneficially owned includes DSUs (as listed below).

Directors and Named Executive Officers	Stock Options	RSUs and PSUs	DSUs

Steven N. Berger	—	—	—

David J. D’Antoni	—	—	41,244

Valdemar L. Fischer	—	—	2,756

Eric Ford	—	—	3,026

Richard S. Grant	—	—	25,990

S. Bradley Griffith	9,237	—	—

Francis J. Malecha	—	5,745	—

Joseph E. Reece	—	—	—

Allan R. Rothwell	—	—	13,468

Anthony J. Sepich	9,318	—	—

James D. Standen	6,062	423	—

Diana C. Toman	8,662	2,205	—

Lori A. Walker	—	—	4,825

Paul S. Williams	—	—	12,419

Amy J. Yoder	—	—	6,462

All current directors and executive officers as a group (14 persons)	33,994	2,628	110,190

(7)  Includes 15 shares of our common stock held jointly by Mr. Berger and his wife.

(8)  Includes 1,112 shares of our common stock held by Mr. D’Antoni’s wife and 2,575 shares of our common stock held by trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our outstanding common stock to file with the SEC reports of their ownership of our common stock and furnish us with copies of these reports.

Based solely on a review of the copies of the reports furnished to us and written representations from our directors and executive officers that no additional reports were required, we believe that during 2018 all of our directors and executive officers complied with all applicable Section 16(a) filing requirements on a timely basis.

COMPENSATION

PROPOSAL 2—ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Our stockholders are being asked to cast an advisory, non-binding vote to approve the compensation of our NEOs, commonly referred to as a “say-on-pay vote.” Our Board and the Compensation Committee, which administers our executive compensation program, value the opinions expressed by our stockholders and will continue to consider the outcome of these votes in making its decisions on executive compensation.

Our executive compensation program is designed to promote stockholder interests by aligning our compensation with the realization of our business objectives and stockholder value. Our Board believes our executive compensation program uses appropriate structures and sound pay practices that are effective in achieving our core objectives. We encourage stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes our executive compensation program in detail and decisions made by the Compensation Committee in 2018.

Our Board recommends that you vote in favor of the following advisory resolution:

“RESOLVED, that Compass Minerals International, Inc. stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis and “Executive Compensation Tables” sections of the Company’s Proxy Statement).”

Vote Required

Approval of an advisory resolution to approve the compensation of our NEOs requires the affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote at the Annual Meeting. Abstentions have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal. As an advisory vote, the outcome of the vote on this proposal will not be binding upon us, our Board or the Compensation Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

COMPENSATION DISCUSSION AND ANALYSIS

This section describes the material components and objectives of our executive compensation program for our NEOs, explaining how and why our Compensation Committee arrived at specific compensation practices and decisions for 2018 NEO compensation. For 2018, the NEOs whose compensation will be discussed in this section and their titles as of December 31, 2018, are the below-listed individuals.

2018 NAMED EXECUTIVE OFFICERS

Executive Officers
Richard S. Grant	Interim President and Chief Executive Officer
James D. Standen	Chief Financial Officer
S. Bradley Griffith	Senior Vice President, Plant Nutrition
Anthony J. Sepich	Senior Vice President, Salt
Diana C. Toman	Senior Vice President, General Counsel and Corporate Secretary
Former Executive Officers
Francis J. Malecha	Former President and Chief Executive Officer
Steven N. Berger	Former Senior Vice President, Corporate Services

EXECUTIVE SUMMARY

We view compensation practices as an avenue to communicate and reinforce our goals and standards of conduct, as well as a means to reward NEOs for their achievements. Our compensation philosophy is grounded in promoting stockholder interests by aligning compensation with the realization of our business objectives and increased long-term stockholder value. Under our compensation philosophy, we are committed to providing a competitive total compensation package that drives employee engagement and performance which, in turn, helps drive our business strategy and success.

2018 Company Performance. Compass Minerals’ strategy for sustainable growth has focused on strengthening our safety culture, asset longevity and productivity capabilities, and workforce engagement; increasing the balance between our two businesses–salt and plant nutrition; and driving increased earnings through margin improvement, organic growth and innovation to meet evolving customer needs. While our salt business faced the challenge of a strike at our largest rock salt mine in Goderich, Ontario in 2018, which limited salt production during the year, the benefits of our strategy helped mitigate the financial impact of lower salt segment earnings. A summary of our 2018 business results are below.

•	Generated 2018 revenue of $1.5 billion and operating earnings of $130.3 million compared to 2017 revenue of $1.4 billion and operating earnings of $159.2 million.

•

Reported Salt segment revenue of $858.1 million, an increase of 12 percent from prior year due to improved sales volumes and average selling prices. Salt segment operating earnings declined 16 percent from 2017 results to $115.7 million due to increased Salt costs primarily related to the Goderich mine strike.

•

Generated revenue growth of 11 percent in our Plant Nutrition North America segment due to strong sales volume growth, while operating earnings for this segment declined 9 percent primarily due to increased depreciation expense associated with new equipment commissioning.

•

Posted Plant Nutrition South America revenue of $391.8 million, representing a year-over-year increase of 4 percent, and operating earnings of $48.7 million, representing a 1 percent decline from 2017 results. In local currency (Brazilian reais), Plant Nutrition South America generated revenue of R$1,459.3 million, representing a 22 percent increase from 2017 results, and operating earnings of R$191.1 million, representing a 22 percent increase from 2017 results.

•	Returned almost $100 million directly to stockholders through dividends.

CEO Transition. On November 19, 2018, Mr. Grant was appointed as our Interim CEO. Mr. Grant replaced Mr. Malecha, following mutual agreement between our Board and Mr. Malecha that Mr. Malecha would step down from his position as President, Chief Executive Officer and Board member effective November 19, 2018. Mr. Malecha continued his employment with us in a non-executive advisory role until December 31, 2018.

Prior to Mr. Grant’s appointment as Interim CEO, Mr. Grant served as our Chairman of the Board and had been a member of our Board since 2004. To compensate Mr. Grant for his service as Interim CEO, the Company and Mr. Grant entered into a letter agreement, dated November 19, 2018 (the “Interim CEO Letter Agreement”). Our Board has appointed a CEO Search Committee comprised of independent directors, which has retained an executive search firm and is conducting an extensive internal and external search to identify a new President and Chief Executive Officer. Upon the appointment of a new President and Chief Executive Officer, Mr. Grant is expected to serve as our Non-Executive Chairman of the Board.

Under the Interim CEO Letter Agreement, Mr. Grant is entitled to receive the following for his service as Interim CEO:

•	$95,000 per month, as his base salary;

•	$300,000 cash bonus upon the appointment of a new President and Chief Executive Officer;

•	An award of 7,500 DSUs upon the appointment of a new President and Chief Executive Officer and Mr. Grant assuming the role of Non-Executive Chairman of the Board; and

•	Reimbursement of any temporary housing, reasonable travel and business expenses.

Mr. Grant is not receiving compensation for his services as a Board member while serving as Interim CEO. Because Mr. Grant is serving in an interim role, his compensation is not indicative of our general executive compensation approach. Although he is an executive officer, Mr. Grant is not eligible to participate in our executive compensation and benefits programs described in this Compensation Discussion and Analysis, other than as set forth in the Interim CEO Letter Agreement. Our Compensation Committee (excluding Mr. Grant, who had been a member of our Compensation Committee prior to his appointment as Interim CEO) approved the terms of Mr. Grant’s compensation as Interim CEO.

In connection with Mr. Malecha stepping down from his role as our President, Chief Executive Officer and Board member, we entered into a separation agreement (the “CEO Separation Agreement”) with Mr. Malecha on November 19, 2018. Pursuant to the CEO Separation Agreement, Mr. Malecha received the payments and benefits contemplated by his employment agreement, as described in more detail starting on page 38.

Other Leadership Changes. On September 17, 2018, Mr. Berger and the Company mutually agreed that he would no longer serve as Senior Vice President, Corporate Services, effective November 1, 2018. In connection with this agreement, we entered into a separation agreement providing for payments and benefits, as described in more detail starting on page 38.

The compensation of Mr. Grant is discussed above and the compensation of Mr. Malecha and Mr. Berger is discussed in detail separately starting on page 38. The discussion in this Compensation Discussion and Analysis does not otherwise relate to the compensation of Mr. Grant, Mr. Malecha or Mr. Berger, and references to NEOs in this section do not include Mr. Grant, Mr. Malecha or Mr. Berger.

Setting Executive Compensation. The performance of our executive officers is essential to achieving our goal of increasing stockholder value. To align executive officer interests with those of stockholders and to motivate and reward individual initiatives and effort, a significant portion of our NEOs’ compensation is at-risk and performance-based, with metrics aligned to the Company’s financial results and business strategy, with a clear connection to the NEO’s individual performance. Our executive compensation program is intended to offer an opportunity for gain in the event of successful performance against established criteria, balanced with the prospect of reduced compensation in the absence of success.

As we do every year, we ensured our compensation philosophy and compensation policies aligned with the Company’s objectives. For 2018, we have made the following changes to our executive compensation program.

•

Increased the Company 401(k) matching contribution to the Compass Minerals International, Inc. Savings Plan (the “Savings Plan”) to up to 6% of qualified cash compensation (from a matching contribution of up to 4.5% of qualified cash compensation) as well as eliminated the 1% Company stock contribution to the Savings Plan.

•	Determined that our peer group would serve both for compensation purposes and for the comparator group to measure rTSR for our rTSR PSUs and expanded our peer group to 27 companies.

•	Increased base salaries for certain NEOs, as described in more detail beginning on page 32.

Our stockholders have consistently affirmed their support of our executive compensation program. At last year’s annual meeting of stockholders, 95.35% of the shares cast voted in favor of our say-on-pay proposal on NEO compensation. The Compensation Committee views this vote as supportive of our overall approach to executive officer compensation.

2018 Key Compensation Elements. The key elements of our executive compensation program did not change in 2018. These elements are described in detail starting on page 30 and are summarized below.

•

Base Pay. We believe that our base salary is competitive and appropriate to attract and retain top talent. Base salary is delivered in return for the day-to-day job performed as well as the NEO’s scope of responsibilities.

•

Management Annual Incentive Program (MAIP). The MAIP is our annual cash bonus program and is a variable performance-based element of executive compensation that rewards our NEOs for individual and overall Company performance results achieved in the most recently completed year. Based on our 2018 performance, MAIP payments averaged 77.5% of target for our NEOs.

•

Long-term Incentive Compensation. The third element of executive compensation consists of a mix of long-term incentive compensation awards. These awards take the form of stock options, RSUs and PSUs to align management with long-term stockholder interests and provide an appropriate balance of pay at risk. We believe this mix of equity incentives motivates and rewards our NEOs for sustaining longer-term financial and operational performance that aligns with executive officer and investor goals to increase stockholder value.

Total direct compensation, which includes base salary, MAIP bonus payments and equity awards for our NEOs, is targeted to be near median levels for our selected market group, to provide a competitive compensation opportunity and to attract and retain executive talent. Our market group is comprised of a blend of our peer group companies and market data from reputable survey sources. In any given year or for any given NEO, some elements may be above or below median.

Linking Compensation to Performance. Our Compensation
Committee designs our executive compensation program to appropriately align pay and performance, with a significant portion of executive compensation being at risk and performance-based. In addition, our
Compensation Committee believes that executive officer compensation should be more heavily weighted toward variable compensation than the compensation of other employees. The rationale is that executive officer performance is more likely to have a strong and direct impact on strategic and financial goals likely to affect stockholder value. Our pay mix and design reflect these beliefs.

The chart on the right illustrates the 2018 average total direct compensation mix at target for our NEOs. Total direct compensation mix at target is comprised of (i) base pay as of December 31, 2018, (ii) 2018
MAIP bonus payments at target and (iii) target grant value of 2018 equity awards (our long-term incentive compensation). A large percentage of total direct compensation is at risk because all of our MAIP bonus payments and equity awards are variable, performance-based
compensation.

EXECUTIVE COMPENSATION FRAMEWORK AND GOVERNANCE

Our executive compensation program is designed to promote stockholder interests by aligning compensation with the realization of our business objectives and increased long-term stockholder value. Under our compensation philosophy, we are committed to providing a competitive total compensation package that drives employee engagement and performance which, in turn, helps drive our business strategy and success. This commitment leads to compensation programs that are designed to:

•	Provide employees with an attractive, market competitive pay opportunity that delivers an appropriate balance of “at risk” incentive-based pay and cash compensation;

•	Foster a pay-for-performance culture motivating employees to achieve exceptional levels of performance;

•	Drive an environment of accountability, teamwork and cross-functional collaboration;

•

Utilize a framework that is simple to understand, provides flexibility to grow and attract the talent Compass Minerals needs to be successful and is linked to measurable benchmarks and our business; and

•

Be consistent with our long-term business strategy, focus on the efficient use of resources, motivate participants to overcome challenges and strive for continuous improvement that can be adapted for the changing markets and environments in which we operate.

To achieve these compensation objectives, our executive compensation program is based on the following principles.

•

Be competitive and encourage continued service. Our executive compensation program’s design and levels are set considering the practices of similar companies with which we compete for talent. All of our equity awards are subject to vesting schedules, which provide an incentive for continued employment. Further, our executive officers’ target total direct compensation opportunity is intended to stand near the median of total executive officer compensation programs of our market group. Actual total compensation earned by each NEO will be above or below the median of our market group, depending on our performance, as well as the individual experience and performance of each executive officer.

•

Foster a pay-for-performance culture. Base pay, MAIP awards and long-term incentive compensation awards are based on an individual’s job (role and level), experience and performance compared against specified financial, operational and strategic business goals (as appropriate to the individual’s position). Also considered are Company performance, the desired pay relationships among executive officers and market practices.

•

Drive results through accountability, teamwork and collaboration. Our executive officer compensation program emphasizes variable, incentive award opportunities, which are payable if specified goals are achieved or our stock delivers strong total return to stockholders. We provide NEOs annual cash and long-term equity incentive opportunities for which payout results depend on our performance and are designed to represent the majority of each NEO’s total compensation.

•

Align interests with stockholders. Long-term equity awards are granted in the form of RSUs, PSUs and stock options. NEOs are required to obtain and maintain a minimum level of stock ownership within five years of appointment to encourage them to align their financial interest with those of our stockholders. See page 17 for more information about our stock ownership guidelines.

•	Improve safety. Meeting safety improvement goals is a factor included in the personal objectives of our business unit executive officers as we work to strengthen our overall culture of safety.

•

Utilize a framework that is simple to understand and linked to cost effectiveness. Our MAIP and long-term incentive compensation programs are based on our financial performance and are not guaranteed. MAIP and PSU awards are earned as specified goals are achieved, subject to thresholds, and contain a maximum limit for each employee. RSUs are also earned as specified goals are achieved.

Executive Compensation Practices. The Compensation Committee regularly discusses practices and corporate governance developments relating to executive officer compensation. The table below highlights our key executive compensation practices including the practices we have implemented because they support our desire to appropriately impact performance results and align with long-term stockholder interests, and practices we have not implemented because we do not believe they would serve our stockholders’ long-term interests. Further discussion on certain of these practices can be found in “—Other Compensation Policies and Practices.”

Executive Compensation Practices (What We Do)		Executive Compensation Practices (What We Don’t Do)
✓	Independent consultant to the Compensation Committee.	×	Our Compensation Committee does not allow its compensation consulting firm to provide any other services to us.
✓	No undue risk embedded in the compensation programs.	×	We do not maintain compensation programs that we believe create risks reasonably likely to have a material adverse effect on us.
✓	Clear corporate governance policies.	×	We expressly prohibit the repricing of stock options, cash buyouts for underwater stock options, hedging, pledging and the use of margin accounts related to our stock.
✓	Stock ownership guidelines and retention requirements.	×	We do not pay dividends on outstanding, unvested PSUs.
✓	Appropriate levels of pay at risk.	×	We do not guarantee bonus payments except for new hire bonus awards.
✓	Clear and transparent direct compensation elements.	×	We do not have active defined benefit retirement plans or individual supplemental executive retirement plans (“SERPS”) covering our named executive officers.
✓	Appropriate peer group.	×	We do not rely solely on peer group data when making pay decisions.
✓	Limited perquisites specific to the NEOs.	×	We do not provide significant additional benefits to executive officers that differ from those provided to all other employees.
✓	Generally no employment agreements.	×	We do not have employment agreements with executive officers, other than with our CEO.
✓	Double trigger change of control agreements.	×	We do not provide excise tax gross-ups.
✓	Considered input from stockholders.	×	We do not implement policies or practices which are counter to good governance.

Executive Compensation Program Summary

Direct Compensation Elements. We provide three elements in our executive compensation program to balance short-term rewards and long-term alignment with corporate strategy, stockholder interests and executive retention: base pay, MAIP and long-term incentive compensation in the form of equity grants. The following table summarizes the three compensation tools we use to attract, reward, align and retain our executive officers.

Compensation Component	Form & Vesting / Performance Period	How Size is Determined	Purpose & Key Features

Base Pay	• Cash • Ongoing	• Competitive market data • Scope of responsibilities • Experience and knowledge • Internal equity • Individual performance	• Provides a fixed competitive level of cash compensation for services rendered • Recognize job responsibilities • Merit and market-related adjustments are not guaranteed each year

Annual Cash Incentive (MAIP)	• Cash • 1-year performance period	• Award opportunities set as a percent of base pay based on competitive data • Award payouts based on Company financial performance and individual performance during the 1-year performance period

•  Motivates and rewards for achievement of near-term priorities, consistent with our long-term strategic plan

•  Awards are paid to the extent that goals are achieved, there is no payout if threshold (75% of target) is not achieved and the maximum payout is 200% of target

Long-Term Incentives

•  Equity (25% stock options, 25% RSUs and 50% PSUs)

•  Stock options: 4-year ratable vesting (25% per year) and 7-year term

•  RSUs: 100% vested 3 years after grant (or shorter period for new hires) and 1-year performance hurdle

•  PSUs: 100% vested 3 years after grant based on 3-year performance period

•  Award opportunities set as a percent of base pay based on competitive data

•  Stock options: Value is based on future stock price growth

•  RSUs: Value is based on stock price and receipt is contingent on satisfaction of a financial performance hurdle for the initial grant year

•  PSUs: Value is based on stock price. We award two types of PSUs.

•  rTSR PSUs: 0-150% of target number earned based on our relative total shareholder return compared to other companies during the 3-year performance period

•  ROIC PSUs: 0-200% of target number earned based on return on invested capital during the 3-year performance period

•  Motivates and rewards for achievement of long-term goals, stock price growth, rTSR and ROIC, which aligns with stockholder interests

•  Promotes retention

•  Allows executive officers to accumulate a meaningful stake in our stock over time

•  Vesting and earning over time encourages a focus on sustainability of our earnings and drives retention

We also have the following executive compensation elements:

•

Perquisites and Benefits. In order to attract and retain high-performing executives, we provide additional compensation elements consistent with our compensation philosophy and current market practice. We offer all employees, including the NEOs, a competitive package of traditional benefits that provides health, dental, vision, life insurance, and short-term and long-term disability coverage. These programs aim to provide a measure of security and encourage the health and well-being of employees. We provide NEOs supplemental disability income in the event of total disability and access to an annual executive physical.

•

Savings Plan. Each of our NEOs, along with other U.S.-based employees, participates in the Savings Plan, with the Company contributing to two components of the Savings Plan, as described below. If an NEO has reached the IRS annual limit on contributions under the Savings Plan, we make the Company contributions to the Compass Minerals International, Inc. Restoration Plan (the “Restoration Plan”) instead of the Savings Plan.

◇

401(k) plan Company matching contribution. NEOs may contribute up to 75% of their base pay into a 401(k) account, subject to IRS annual limits on contributions. Beginning January 1, 2018, we provided a matching contribution of up to 6% of qualified cash compensation (comprised of base salary and MAIP bonus payments paid during the year) for participants contributing a portion of their qualified cash compensation to their 401(k) account. In 2017, we provided a matching contribution of up to 4.5% of qualified cash compensation.

◇

Company profit-sharing contribution. We may make a discretionary profit-sharing contribution to each NEO’s 401(k) account as a percentage of qualified cash compensation based on Company performance, as determined by the Compensation Committee. Due to the Company’s 2018 financial results, it was determined that there would be no Company profit-sharing contributions for 2018.

Effective January 1, 2018, the Company eliminated the 1% Company stock contribution to the Saving Plan, pursuant to which NEOs had received shares of our common stock equal to 1% of their qualified cash compensation into their 401(k) account.

•

Restoration Plan. NEOs and other key U.S.-based employees may defer receipt of up to 50% of their base salary and 100% of their annual cash bonus under the Restoration Plan, which allows participants to save for retirement in a tax-effective way at a minimal cost to us. The Restoration Plan is described in more detail following the Non-Qualified Deferred Compensation for 2018 table.

Peer Groups and Benchmarking. The Compensation Committee, with assistance from Pearl Meyer, annually reviews specific criteria and recommendations regarding companies to add to or remove from our peer group. Pearl Meyer, at the direction of our Compensation Committee, utilized objective business and financial criteria to select for our 2018 peer group publicly-traded companies in the metals, mining, agriculture, chemical (including fertilizers and agricultural chemicals) and construction material industries with comparable pay models, revenues and company market capitalization values. For 2018, the Compensation Committee decided that the peer group would serve both for compensation purposes and for the comparator group to measure rTSR for our rTSR PSUs beginning in 2018. As a result of this decision, the Compensation Committee expanded our 2018 peer group to 27 companies (from a peer group of 17 companies) to ensure a larger group of companies to measure rTSR for our rTSR PSUs.

Based on Pearl Meyer’s analysis and recommendations, the Compensation Committee approved in August 2017 the companies listed below for our 2018 peer group. At the time of review, all peer group companies were publicly-traded, stand-alone companies of appropriate size and within relevant industries that the Compensation Committee believed compete with us in labor markets and follow similar pay models, and had U.S.-based executives and executive compensation programs, which appear to conform to typical U.S. practices. In addition, our market capitalization and revenue approximated the median of the 2018 peer group. All are U.S.-based and traded on NYSE or Nasdaq, except for Calgon Carbon Corporation and Fairmount Santrol Holdings Inc., which have been acquired and are no longer publicly traded. Calgon Carbon Corporation will not be included in our 2019 peer group and Fairmount Santrol Holdings Inc. will not be included in our 2020 peer group.

2018 Peer Group Companies

Albemarle Corporation	Fairmount Santrol Holdings Inc.	NewMarket Corporation
Balchem Corporation	FMC Corporation	PolyOne Corporation
Cabot Corporation	H.B. Fuller Company	Rayonier Advanced Materials Inc.
Calgon Carbon Corporation	Hecla Mining Company	The Scotts Miracle-Gro Company
Carpenter Technology Corp.	Innophos Holdings, Inc.	Sensient Technologies Corporation
CF Industries Holdings, Inc.	Innospec Inc.	Tronox Limited
Cleveland-Cliffs Inc.	Kaiser Aluminum Corporation	U.S. Concrete, Inc.
Eagle Materials Inc.	Martin Marietta Materials, Inc.	U.S. Silica Holdings, Inc.
Element Solutions Inc.*	Minerals Technologies Inc.	Vulcan Materials Company

*  Formerly known as Platform Specialty Products Corporation.

With the assistance of Pearl Meyer, the Compensation Committee reviews a summary of compensation practices of our peer group and annually compares our three principal elements of executive compensation (base pay, annual incentive opportunity and long-term incentive compensation) with similar programs at our peer group companies to ensure our NEO total compensation is within a reasonably competitive range of our peers. The Compensation Committee also considers individual factors such as performance, responsibilities and experience. In setting 2018 compensation, the Compensation Committee also considered our market group, which is comprised of a blend of our peer group and market data from reputable survey sources. Our peer group data, along with market group data, is used to ensure we have an accurate size and scope of data for setting competitive pay positions for our executive officers.

EXECUTIVE COMPENSATION DECISIONS FOR 2018

The Compensation Committee approves compensation awards that are not contingent on the number, term or current value of other compensation previously awarded to executive officers. The Compensation Committee is of the opinion that reducing or limiting current awards or other performance-based compensation because of prior gains realized would unfairly penalize the individual and reduce the motivation for high performance. Further, the Compensation Committee does not purposefully increase total longer-term compensation value in a given year to offset less than expected returns from previous awards.

Our Compensation Committee determines all compensation for executive officers. During the first quarter of each year, our Compensation Committee conducts an evaluation to determine if any changes in compensation are appropriate for any of our executive officers. This evaluation is based on a market analysis prepared by Pearl Meyer, individual performance and our overall financial performance, and, for each executive officer, the Compensation Committee considers this information to independently determine each component of compensation.

At our Compensation Committee’s request, the Interim CEO reviewed with our Compensation Committee the performance of our other executive officers, but no other executive officer or employee reviews the performance of our executive officers. The Compensation Committee gives considerable weight to the Interim CEO’s evaluation of our other executive officers because of his direct knowledge of these individuals’ performance and contributions.

Base Salary. Base pay provides a fixed level of cash compensation for services rendered, competitive with base salaries within our market group. When setting NEO base pay, the Compensation Committee considered (i) the relationship between our base salary levels and the blended market level of the base salaries of our market group, with a view towards recruiting and retaining talent, and (ii) the experience, knowledge, responsibilities, skills, potential and performance of the individual NEO. For 2018, base pay was targeted near the 50th percentile (median) of our market group. Actual base pay may be above or below the median depending on the Compensation Committee’s considerations.

As a result of its review, the Compensation Committee determined in February 2018 to increase the base salary of Ms. Toman effective March 1, 2018, the date base salary increases are typically effective for NEOs. In addition, the Compensation Committee reviewed base salaries of some of our NEOs in September 2018 in connection with the agreement with Mr. Berger for him to depart the Company after serving as Senior Vice President, Corporate Services. In this role, Mr. Berger had been responsible for human resources, information technology, corporate affairs and facilities. These responsibilities were reallocated to other NEOs as part of our ongoing efforts to streamline our business, similar to the reallocation of the responsibilities of our former Senior Vice President, Operations, when he stepped down from this position in July 2017. As a result of these enhanced responsibilities and considering the other items described above, the Compensation Committee decided to increase the base salaries of Mr. Standen, Mr. Griffith and Mr. Sepich, effective September 17, 2018. Following these increases, the base salaries of our NEOs averaged 1.4% below the 50th percentile (median) of our market group.

The following table summarizes the changes to each NEOs base pay in 2018.

Name and Title	Base Pay Effective January 1, 2018	Base Pay Effective December 31, 2018	Percent Change

James D. Standen Chief Financial Officer	$400,000	$470,000	18%

S. Bradley Griffith Senior Vice President, Plant Nutrition	$396,550	$490,000	24%

Anthony J. Sepich Senior Vice President, Salt	$400,000	$490,000	23%

Diana C. Toman Senior Vice President, General Counsel and Corporate Secretary	$384,719	$389,719	1%

2018 Management Annual Incentive Program

MAIP Overview. Annual cash bonuses are paid to our NEOs under the MAIP, which links a substantial portion of each NEO’s annual cash compensation to our financial performance and individual performance. These bonuses are designed to reward, when earned, short-term performance evidenced by the achievement of our annual operating plan’s goals and individual performance. Bonuses paid under the MAIP are variable and are determined by the Compensation Committee based on targets and performance factors set by the Compensation Committee at the beginning of the year. MAIP bonus payments are made under our 2015 Incentive Award Plan and are typically paid in March following the performance year.

2018 MAIP Bonus Formula. In 2018, MAIP bonuses to our NEOs were calculated using the following formula.

MAIP Target Bonus Percentage. Target MAIP bonuses are based on a percentage of each NEO’s base salary. Actual MAIP bonuses may range from 0% to 200% of each NEO’s target MAIP bonus, depending on actual results achieved against the MAIP performance factors. The target MAIP bonus percentages are set by the Compensation Committee and intended to be market competitive and consistent with median short-term cash bonus percentages of our market group. The MAIP target percentages and target bonuses are set forth below. For 2018, the Compensation Committee, in consultation with Pearl Meyer, reviewed our executive’s total compensation to ensure appropriate alignment with our market group, to reflect the market for executive talent and to recognize individual performance and contribution to the Company. Based on this review, the Compensation Committee made no changes to the MAIP target percentage for any NEOs in 2018, as compared to 2017.

NEO	Base Salary	Target Percentage	Target Bonus
J. Standen	$470,000	60%	$282,000
S. Griffith	$490,000	60%	$294,000
A. Sepich	$490,000	60%	$294,000
D. Toman	$389,719	55%	$214,345

MAIP Performance Factors. For any MAIP bonus payments to be made, the Company must achieve Adjusted EBITDA of at least 75% of the pre-established Adjusted EBITDA target. If this hurdle is achieved, MAIP bonus payments for NEOs are based on the following performance factors (i) Adjusted EBITDA for the Company as a whole, for the Salt business unit and for the Plant Nutrition North America and South America business units, on a combined basis, which measure Company and business unit financial performance, and (ii) individual performance objectives, which measure personal performance. The following table outlines the rationale for using these performance factors.

Performance Factor	Rationale
Company Financial Performance: • Company Adjusted EBITDA • Salt Adjusted EBITDA • Combined Plant Nutrition Adjusted EBITDA

Adjusted EBITDA is a measure of our operating performance, which excludes elements of resource allocation, financing methods, cost of capital and income tax positions that are managed at a corporate level apart from our core business operations. Adjustments are also made for unexpected, unusual or non-recurring items and certain non-cash items.

Individual Performance: Personal Performance Objectives	Performance objectives for each person drive individual accountability.

The percentage weighting of each performance metric is based on the NEO’s responsibilities, as outlined in the following table.

Corporate Participants	Salt Participant	Plant Nutrition Participant
Mr. Standen and Ms. Toman	Mr. Sepich	Mr. Griffith
• 80% Company Adjusted EBITDA • 20% Individual Performance	• 50% Company Adjusted EBITDA • 30% Salt Adjusted EBITDA • 20% Individual Performance	• 50% Company Adjusted EBITDA • 30% Combined Plant Nutrition Adjusted EBITDA • 20% Individual Performance

Financial Performance Factors. The Compensation Committee chose Adjusted EBITDA as the financial metric to measure Company and business unit performance for purposes of the NEO’s MAIP bonus payments for 2018. The Company performance factors and the targeted achievement levels were approved in the first quarter of 2018 and were chosen based on considerations that included 2017 results, a targeted improvement for 2018, the Board-approved 2018 annual operating plan and the anticipated 2018 business environment.

EBITDA stands for earnings before interest, taxes, depreciation and amortization. For MAIP and other compensation purposes, Adjusted EBITDA is calculated by excluding CEO transition costs of approximately $5.1 million from EBITDA. However, no adjustments were made to EBITDA to reflect the impact of the Goderich mine strike that occurred in 2018. The Compensation Committee believes adjustments to EBITDA are appropriate to avoid the impact (positive or negative) on Company performance factor achievements that result from unusual or non-recurring items, or non-cash items or events not contemplated by our 2018 annual operating plan and to help ensure that management takes actions that will benefit the long-term performance of the Company despite potential short-term unfavorable impacts.

The Company performance factors are subject to a payout cap of 200% of target. The actual achievement of the Company performance factors are computed from our financial results as certified by the Chief Financial Officer using a linear calculation and the following payout scale.

Percent of Company Performance Achieved	Resulting Company Performance Factor Achievement Payout
Less than 75%	0%
75% (Threshold)	50%
100% (Target)	100%
120% or greater (Maximum)	200%

In 2018, our Adjusted EBITDA performance was below target, as shown in the following table.

Company Performance Factors	Actual Performance Achieved (as a Percent of Target)	Resulting Company Performance Factor Achievement

Company Adjusted EBITDA	82.98%	65.96%

Salt Adjusted EBITDA	77.78%	55.57%

Combined Plant Nutrition Adjusted EBITDA	92.80%	85.60%

Individual Performance Factor. The personal performance objectives for each of our NEOs are based on a combination of the current year and longer-term business goals, are both quantitative and qualitative in nature and include key Company strategic objectives specific to each individual’s area of responsibility and accountability. The table below provides a general description of the personal performance objectives for each of our NEOs. Certain personal performance objectives and specific targets are not disclosed because we believe this disclosure would reveal strategic objectives and information that is not otherwise publicly disclosed and would result in competitive harm.

After the end of the performance year, our Interim CEO reviewed the individual performance of the NEOs with the Compensation Committee and recommended an achievement level for the individual performance metric, which can range from 0% to 200%, based on the degree to which these NEOs achieved their personal performance objectives. In determining the individual performance factor achievement for each NEO, the Compensation Committee and our Interim CEO did not place specific weighting on any one personal performance objective, but performed a holistic assessment of each individual NEO’s objectives, taking into account the relative importance of each objective to the Company’s strategic goals.

Name	2018 Personal Performance Objectives	Individual Performance Factor Achievement
J. Standen	• Partner with senior management to deliver financial analytics and decision support for business and investment decisions	120%
	• Lead the effective communication of the Company’s financial results, strategy and capital allocation philosophy to stockholders
	• Ensure global compliance with policies, procedures and effectiveness of internal controls
	• Enhance high performance culture and drive increased Finance team engagement
S. Griffith	• Deliver year-over-year improvements in lagging and leading safety indicators	140%
	• Lead high-visibility safety initiatives: Top Nine hazards and Hearts & Minds safety culture
	• Deliver financial objectives for Plant Nutrition North and South America business
	• Develop and evolve innovation and commercial capabilities for Plant Nutrition North and South America
	• Ensure operational excellence from our Plant Nutrition production assets
	• Continue to build a culture of development, engagement and high performance
A. Sepich	• Deliver year-over-year improvements in lagging and leading safety indicators	110%
	• Lead high-visibility safety initiatives: Top Nine hazards and Hearts & Minds safety culture
	• Achieve Salt business unit financial targets and execute the Salt capital expenditure plan
	• Improve Salt go-to-market strategy and performance
	• Drive year-over-year efficiencies in logistics and supply chain
	• Continue to build a high-performance culture through trust, feedback and employee development
D. Toman	• Partner with the business on key initiatives to drive strategy and Company performance	110%
	• Partner with the Company’s EHS function on safety, environmental and sustainability initiatives
	• Enhance the Company’s enterprise risk management process
	• Enhance the Company’s global compliance programs
	• Champion diversity and inclusion initiatives

MAIP Results. All MAIP bonuses are approved by the Compensation Committee following its review and approval of the financial performance factor achievement levels (which were certified by the Chief Financial Officer) and individual performance factor achievement levels. The following table shows the 2018 MAIP bonuses paid to NEOs.

NEO	MAIP Bonus Paid	Target MAIP Bonus	Percentage of Target MAIP Bonus
J. Standen	$216,486	$282,000	76.80%
S. Griffith	$254,780	$294,000	86.70%
A. Sepich	$210,654	$294,000	71.70%
D. Toman	$160,262	$214,345	74.80%

Long-Term Incentive Compensation

Overview. Our executive compensation program includes long-term incentive compensation to reward performance through the use of equity-based awards, which emphasize long-term stockholder value creation and aim to align stockholder interests and Company objectives as well as balance pay at risk and retention. The equity awards granted by the Compensation Committee to NEOs in 2018 were a combination of stock options, RSUs and PSUs, with a target grant value mix of 25% options, 25% RSUs and 50% PSUs.

The RSUs and PSUs granted in 2018 are performance-based. RSUs are forfeited unless a performance hurdle is satisfied. The PSUs have performance criteria based on rTSR and ROIC and the number of shares that may be awarded to NEOs on vesting will depend on our actual results measured against these performance criteria.

The Compensation Committee establishes a targeted long-term incentive compensation dollar amount for each NEO. The goal is to target total direct compensation (consisting of base pay, MAIP and long-term incentive compensation awards) at or near the median of the total direct compensation of our market group. The 2018 long-term incentive compensation targeted grant values are further described beginning on page 37.

Stock Option Grants. In 2018, NEOs were granted stock options on April 2, 2018, which vest 25% each year over a four-year period (fully vesting on April 2, 2022) and will expire on April 2, 2025 (seven years after the grant date). NEOs have no voting rights with respect to stock options.

To reduce the risk of improper option grant timing issues, the Compensation Committee adopted Option Grant Procedures in January 2007, which were updated in November 2015, addressing how stock option grant dates and exercise prices are determined in different circumstances. Annual option grants to employees occur on April 1 each year or the next business day, unless postponed because of events specified in the Option Grant Procedures. All stock option grants must have an exercise price equal to the closing price of our common stock on the grant date. These Option Grant Procedures were followed with respect to all stock options granted in 2018.

Restricted Stock Unit Grants. In 2018, NEOs were granted RSUs on April 2, 2018, with a performance hurdle tied to 2018 financial performance, which will vest on April 2, 2021 (three years after the grant date) if the performance hurdle is satisfied. Each RSU represents the right to receive one share of our common stock. NEOs have no voting rights with respect to RSUs.

The RSUs have dividend equivalents, which entitle the NEOs to the same dividend value per share as holders of our common stock. Dividend equivalents are not paid until the RSU performance hurdle is satisfied. If the RSU performance hurdle is satisfied, the accumulated dividend equivalents are paid, and, subsequently, dividend equivalents are paid on the RSUs when dividends are declared. If the RSU performance hurdle is not satisfied, the RSU will be forfeited and no dividend equivalents will be paid.

For the 2018 RSU grants, the performance hurdle required our 2018 Adjusted EBITDA be at least $167.4 million, which has been satisfied. This amount was chosen because it is equal to 50% of the Adjusted EBITDA in our Board-approved 2018 annual operating plan.

Performance Stock Unit Grants. In 2018, NEOs were granted rTSR PSUs and ROIC PSUs. The PSUs were granted on April 2, 2018, have a three-year performance period and will vest on April 2, 2021 (three years after the grant date), to the extent the performance criteria are met (i.e., to the extent the PSUs are earned). Each PSU represents the right to receive one share of our common stock. Based on the performance at the end of the three-year performance period, NEOs may earn less or more than the target number of PSU awards granted. NEOs have no voting rights with respect to PSUs.

The 2018 rTSR PSU grants are measured by ranking our three-year total shareholder return relative to our peer group during the three-year performance period. Previously, rTSR PSUs grants were measured relative to the Russell 3000 Index. Our Compensation Committee, with the assistance of Pearl Meyer, selected our peer group because the Compensation Committee believes that companies that are similar in size and industry to us make for a better comparison.

At the end of the performance period, the number of shares of common stock that will be earned with respect to each rTSR PSU will be calculated by using a straight-line interpolation between threshold and target, as well as between target and maximum, as follows.

Benchmark Ranking	% of rTSR PSU Earned
< 25th Percentile	0%
25th Percentile (Threshold)	50%
50th Percentile (Target)	100%
>=75th Percentile (Maximum)	150%

The ROIC PSUs have a three-year performance period. The Compensation Committee added ROIC PSUs to our executive compensation program in 2015 to tie executive officer pay to our investments that are important to our long-term success and health. The three-year target ROIC was set by taking the average of the current year approved budgeted ROIC and the subsequent two annual estimated ROIC from our strategic and capital investment plans. At the end of the performance period, the number of shares of our common stock that will be earned with respect to each ROIC PSU will be calculated by using a straight-line interpolation between threshold and target, as well as between target and maximum, as follows.

% of Goal Achieved	% of ROIC PSU Earned
< =2.5 Percentage Points below Target (Threshold)	0%
= Target(1)	100%
> =2.5 Percentage Points above Target (Maximum)	200%

(1)  The specific ROIC target is not disclosed because we believe this disclosure would reveal strategic objectives and information that is not otherwise publicly disclosed and would result in competitive harm.

Dividend equivalents are accumulated and paid only on PSUs actually earned and are paid when the shares underlying the PSUs are issued. If no PSUs are earned, the PSUs will be forfeited and no dividend equivalents will be paid.

Status of Performance Stock Unit Grants. The following table shows the PSUs earned in 2018 and 2019, following the completion of the three-year performance period.

Performance Period	Vesting Date	Performance Measure	PSUs Earned

January 1, 2015 - December 31, 2017	March 10, 2018	rTSR	0%

January 1, 2015 - December 31, 2017	March 10, 2018	ROIC	0%

April 1, 2016 - March 31, 2019	April 1, 2019	rTSR	TBD

January 1, 2016 - December 31, 2018	April 1, 2019	ROIC	0%

Target Grant Value. The following table summarizes the target grant value of equity awards and the number of equity awards granted to NEOs during 2018. For 2018, the Compensation Committee, in consultation with Pearl Meyer, reviewed our NEO’s total compensation to ensure appropriate alignment with our market group, to reflect the market for executive talent and to recognize individual performance and contribution to the company. Based on this review, the Compensation Committee made no changes to the award target grant percentages for our NEOs, other than increasing the award target grant percentage of Mr. Standen from 150% to 170% of his base salary.

NEO	Target Grant Value(1)	Stock Options Granted(2)	RSUs Granted(3)	rTSR PSUs Granted(4)	ROIC PSUs Granted(3)
J. Standen	$680,000	19,451	2,769	2,449	2,769
S. Griffith	$674,135	19,283	2,745	2,427	2,745
A. Sepich	$680,000	19,451	2,769	2,449	2,769
D. Toman	$487,149	13,934	1,984	1,754	1,984

(1)  The Compensation Committee determined the target grant value in February 2018.

(2)  The number of stock options granted is equal to 25% of the target grant value divided by value of the stock options as of April 2, 2018, as determined using the Black-Scholes option valuation model.

(3)  The number of RSUs and ROIC PSUs granted is equal to 25% of the target grant value, respectively, divided by the volume weighted average price (“VWAP”) of our common stock for the 20 consecutive trading days ending on the April 2, 2018 grant date.

(4)  The number of rTSR PSUs granted is equal to 25% of the target grant value divided by the value of the rTSR PSUs, as determined by using a Monte Carlo valuation.

Separation Agreements and Compensation of Mr. Malecha and Mr. Berger

Mr. Malecha. We entered into the CEO Separation Agreement with Mr. Malecha following mutual agreement between our Board and Mr. Malecha that Mr. Malecha would step down from his position as President, Chief Executive Officer and Board member on November 19, 2018. Mr. Malecha remained with us as a non-executive advisor until December 31, 2018.

Pursuant to the CEO Separation Agreement, Mr. Malecha received the payments and benefits contemplated by his Amended and Restated Employment Agreement, dated August 3, 2017 (the “CEO Employment Agreement”), which included his base salary, benefits earned and reimbursement of business expenses, through December 31, 2018. As provided in the CEO Employment Agreement, Mr. Malecha also received a one-time lump sum payment of $2,112,306 (less applicable deductions and withholdings) and reimbursement of up to 18 months for premium payments for COBRA coverage. This lump sum payment is calculated as the sum of (a) $1,200,465, representing 18 months of Mr. Malecha’s base salary as of November 19, 2018, plus (b) $880,341, representing his MAIP bonus at the 2018 target level, plus (c) $31,500, representing Mr. Malecha’s 401(k) plan Company matching contribution with respect to 2018, which is in excess of the IRS maximum contribution limits for the 401(k) plan and would have been paid into Mr. Malecha’s Restoration Plan account.

In addition, under the CEO Separation Agreement, and as contemplated by the CEO Employment Agreement, 131,441 stock options and 22,358 RSUs held by Mr. Malecha immediately vested on December 31, 2018. These stock options will expire on March 31, 2019 (provided that if the Company’s trading window is closed on this date, the expiration date will be extended until 30 days following the re-opening of the Company’s trading window). In addition, 20,049 rTSR PSUs and 22,358 ROIC PSUs held by Mr. Malecha will be earned or forfeited by Mr. Malecha depending on our actual performance for the applicable performance period. Based on our performance, none of the 6,117 ROIC PSUs that were scheduled to vest on April 1, 2019 will be earned and these PSUs were forfeited. The performance periods for the remaining 20,049 rTSR PSUs and 16,241 ROIC PSUs have not been completed.

In connection with the CEO Separation Agreement, Mr. Malecha agreed to release and waive claims, a non-disparagement covenant, a cooperation covenant and that he continued to be bound by his Confidentiality Agreement and his Restrictive Covenant Agreement, which includes two-year post-termination non-compete and non-solicitation covenants.

Mr. Malecha’s base salary as of January 1 and December 31, 2018 was $800,310. In addition, on April 2, 2018, he received an equity award with a grant value of $2,160,837, consistent with the equity award mix granted to the NEOs. Mr. Malecha did not receive a MAIP bonus for 2018. Mr. Malecha also participated in our executive compensation and benefits programs described in this Compensation Discussion and Analysis.

Mr. Berger. We entered into a separation agreement on September 17, 2018 with Mr. Berger (the “Berger Separation Agreement”) following mutual agreement between the Company and Mr. Berger that he would step down from his position as Senior Vice President, Corporate Services, on November 1, 2018. Pursuant to the Berger Separation Agreement, Mr. Berger received a one-time lump sum payment of $603,998 (less applicable deductions and withholdings), reimbursement of up to 12 months for premium payments for COBRA coverage and long-term executive-level disability premium payments, and outplacement services that are customary for executive officers. This lump sum was calculated as the sum of (a) $389,676, representing 12 months of Mr. Berger’s base salary as of September 17, 2018, plus (b) $214,322, representing his MAIP bonus at the 2018 target level.

In connection with the Berger Separation Agreement, Mr. Berger agreed to release and waive claims, a non-disparagement covenant, a cooperation covenant and that he continued to be bound by his Confidentiality Agreement and his Restrictive Covenant Agreement, which includes one-year post-termination non-compete and non-solicitation covenants.

Mr. Berger’s base salary as of January 1 and November 1, 2018 was $389,676. In addition, on April 2, 2018, he received an equity award with a grant value of $487,095, consistent with the equity award mix granted to the NEOs. Mr. Berger did not receive a MAIP bonus for 2018. Mr. Berger’s unvested equity awards were forfeited in full effective November 1, 2018. Mr. Berger also participated in our executive compensation and benefits programs described in this Compensation Discussion and Analysis.

2018 TOTAL DIRECT COMPENSATION COMPARED TO MARKET COMPENSATION

In setting 2018 compensation for our NEOs, the Compensation Committee reviewed market compensation data provided by Pearl Meyer in November 2017, which reflected 2017 compensation data for our market group that was adjusted to estimate 2018 market compensation levels. In September 2018, in connection with the Compensation Committee’s review of base salaries of certain NEOs, Pearl Meyer provided the Compensation Committee with compensation data from 2017 and 2018 for our market group that was adjusted to estimate 2019 market compensation levels. Our market group data is a blend of compensation data for our peer group companies and market data from survey sources. For certain NEOs who took on increased responsibilities, our Compensation Committee reviewed this compensation data to evaluate our executive compensation competitive position and to modify the base salaries for these NEOs (see “—Executive Compensation Decisions for 2018—Base Salary” for more information). For 2018, our total direct compensation (at target) for our NEOs averaged 13.4% below the 50th percentile (median) of our market group.

NEO	2018 Total Direct Compensation(1)	2018 Market Group Total Direct Compensation(2)	Difference(3)
J. Standen	$1,432,000	$1,639,000	(12.6)%
S. Griffith	$1,458,135	$1,719,000	(15.2)%
A. Sepich	$1,464,000	$1,719,000	(14.8)%
D. Toman	$1,091,213	$1,226,000	(11.0)%

(1)  Base pay as of December 31, 2018 + 2018 MAIP at target + target grant value of 2018 equity award.

(2)  Median of total target direct compensation of all companies in market group data for this role. Market data for Ms. Toman reflects the Compensation Committee review in November 2017. Market data for Mr. Standen, Mr. Griffith and Mr. Sepich reflects the Compensation Committee review in September 2018.

(3)  A negative percentage indicates that the NEO’s total direct compensation is below the median total direct compensation of the market.

EXECUTIVE COMPENSATION DECISIONS FOR 2019

Prior to the date of this Proxy Statement, the Compensation Committee made a number of decisions affecting executive officer compensation in 2019. This section provides a brief overview of those decisions and reflects our work to continue to keep our executive pay competitive with our market group and reflective of our pay-for-performance philosophy.

2019 Compensation Decisions. The Compensation Committee, in consultation with Pearl Meyer, reviewed our executive’s total compensation to ensure appropriate alignment with our market group, to reflect the market for executive talent and to recognize individual performance and contribution to the Company. Based on this review and the Company’s 2018 performance, the Compensation Committee made the following decisions with respect to the compensation of our NEOs.

•	None of the NEOs will receive a base salary increase for 2019 (which are typically effective March 1 each year), other than Ms. Toman whose base salary will increase to $405,000 on March 1, 2019.

•	The 2019 MAIP target percentage and target grant values of annual equity awards to be granted in 2019 for each NEO will increase by 10 percentage points.

•	Transition the long-term incentive equity award mix for NEOs to 33.34% RSUs, 33.33% rTSR PSUs and 33.33% ROIC PSUs in 2019, eliminating stock options from the equity award mix for NEOs.

•

Grant a special retention award of RSUs to each NEO to encourage stability through our CEO transition and retention of key talent, awarding 10,000 RSUs to each of Mr. Standen, Mr. Griffith and Mr. Sepich and 7,500 RSUs to Ms. Toman, which vest 18 months following the January 2019 grant date.

•

Adopt an executive severance plan, effective January 1, 2019, which provides for severance and benefits payments on termination of employment in certain circumstances. Each of the Company’s current executive officers has been designated an eligible executive under this plan, other than Mr. Grant. In situations where the executive officer’s change in control severance agreement provides severance, no severance will be payable under this severance plan.

OTHER COMPENSATION POLICIES AND PRACTICES

Our Compensation Committee regularly discusses practices and corporate governance developments related to executive compensation. This section contains more information about compensation practices we have in place to support our desire to appropriately impact performance results and align with long-term stockholder interests.

Independent Compensation Consultant. The Compensation Committee retained the services of Pearl Meyer, an executive compensation consulting firm, for professional advice regarding the director and executive officer compensation described in this Proxy Statement. Pearl Meyer was first engaged in June 2011 and reports directly to the Compensation Committee. No member of the Compensation Committee or NEO has any significant affiliation with Pearl Meyer. The Compensation Committee has assessed the independence of Pearl Meyer pursuant to NYSE and SEC rules and concluded no conflict of interest exists that would prevent Pearl Meyer from independently advising the Compensation Committee.

In setting 2018 executive compensation, the Compensation Committee used Pearl Meyer’s services to obtain comparative executive compensation information benchmarked to our peer companies, our market group and published survey data. Pearl Meyer looks for data from companies in labor markets in which we compete and that follow similar pay models. The Compensation Committee periodically sought input from Pearl Meyer on director compensation and a range of external market factors, including evolving compensation trends, status of the current labor market, appropriate comparison companies and market survey data.

The Compensation Committee has determined management may also use the services of the independent compensation consultant with the prior approval of the Compensation Committee; however, to date, management has not engaged Pearl Meyer independently from the Compensation Committee for assistance.

No Undue Risk in Compensation Programs. We aim to reduce the probability and relative impact of compensation-related risk by continuously assessing the risks inherent in our compensation systems and the appropriate risk mitigating strategies. Our management regularly reviews and updates the Compensation Committee on the compensation-related risks identified and the status of mitigation strategies. We mitigate undue risk by emphasizing long-term equity incentives and utilizing caps on potential payments, reasonable retention strategies, performance targets, and appropriate Board and management processes to identify and manage risk. See the discussion beginning on page 14 for more information about our practices related to compensation risk management.

Clear Corporate Governance Policies. We have adopted policies which expressly prohibit repricing of underwater stock options, do not allow excise tax gross-ups, provide for a clawback and place explicit restrictions on hedging of equity awards. Our Compensation Clawback Policy requires repayment of all or a portion of any bonus or other incentive-based or equity-based compensation awarded or paid under our incentive plans in the event of a financial restatement. Our executive officers are subject to a strong “no fault” policy whether or not the executive officer’s actions involve misconduct. See the discussion beginning on page 14 for more information.

Appropriate Levels of At-Risk Pay. Our Compensation Committee believes compensation for our executive officers should be more heavily weighted toward variable elements of compensation than is the case for other employees. The rationale is that executive officer performance is more likely to have a strong and direct impact in leading the attainment of strategic and financial goals likely to affect stockholder value. We tie pay to performance by ensuring that a significant portion of compensation is performance-based and at-risk. We set clear financial goals for Company and business unit performance and differentiate based on individual performance against pre-set objectives. We have imposed a minimum multi-year vesting period for all executive equity awards granted prior to December 31, 2018, except awards granted as an enticement for new hires. We have designed our pay mix to reflect this relationship. The chart on page 27 illustrates the mix of total direct compensation at target for 2018, on average, for our NEOs.

Stock Ownership Guidelines and Retention Requirement. Our Compensation Committee has adopted a policy requiring each non-employee director and senior management member to obtain and maintain ownership in our common stock (or its equivalent) at specified levels. We believe this policy aligns management and stockholder interests, requiring our CEO and executive officers to own a meaningful amount of Company stock within five years of appointment. For more information, see page 17.

Employment and Change in Control Agreements. In general, we do not offer our executive officers employment agreements, except for the CEO, unless customary in the jurisdiction. We have a double trigger change in control severance agreement (“CIC agreement”) in place with each NEO. Each NEO has also entered into a restrictive covenant agreement. These agreements are described below.

•

Change in Control Arrangements. The Compensation Committee believes agreements assuring income replacement after a termination of employment in connection with a change of control are important to retain executive officers and to ensure they remain focused on stockholder interests in the event a change in control negotiation takes place. We have double trigger change in control provisions in place for each NEO, which means there is no payout unless the NEO’s employment is terminated upon a change in control as further described in the CIC agreements. The Compensation Committee considers the existence of these post-termination compensation arrangements in assessing whether overall compensation of our NEOs is competitive to our market group. The CIC agreements do not provide for excise tax gross-up payments upon a change in control. For more information, see the discussion beginning on page 51.

•

Restrictive Covenant Arrangements. Each NEO has entered into a Restrictive Covenant Agreement with us limiting solicitation of employees and customers as well as competition for a period of one year after the NEO’s termination of employment. Each NEO is also a party to a Confidentiality and Invention Assignment Agreement.

•	Non-Contractual Severance Arrangements. With the exception of the CIC agreements, no NEO has an agreement that provides for specific and guaranteed payments upon separation from us.

Input from Stockholders. The results of the annual stockholder say-on-pay vote help inform the Compensation Committee on the views of stockholders, and the Compensation Committee considers the results of the say-on-pay vote when designing and making decisions regarding our executive compensation program. Our stockholders have consistently affirmed their support of our executive compensation program. In 2018, our stockholders cast a 95.35% vote in favor of our NEO compensation.

Tax Considerations. Section 162(m) of the Internal Revenue Code places a $1 million limit on the amount of compensation a company can deduct in any one year for compensation paid to certain executive officers. While the Compensation Committee considered the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looked at other factors in making its decisions, as noted in this Compensation Discussion and Analysis.

The exemption from Section 162(m)’s deduction limit for performance-based compensation was repealed, effective for tax years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Despite the Compensation Committee’s efforts to structure certain compensation granted prior to 2018 in a manner intended to satisfy the requirements for deductible compensation under Section 162(m), because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, including the transition relief described above, no assurance can be given that compensation intended to satisfy the requirements for exemption from

Section 162(m) in fact will. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Forward Looking Statements. The information discussed in our Compensation Discussion and Analysis contains statements regarding future individual, Company and business unit performance measures, targets and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Paul S. Williams, Chair

Valdemar L. Fischer

Lori A. Walker

Amy J. Yoder

The foregoing Compensation Committee Report will not be deemed to be soliciting material or be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent we specifically incorporate this information by reference and will not otherwise be deemed to be filed with the SEC under such Acts.

EXECUTIVE COMPENSATION TABLES

2018 SUMMARY COMPENSATION TABLE

The following table sets forth for each year shown the compensation paid to or earned by each NEO. For a complete understanding of the table, please read the narrative description that follows the table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (MAIP) ($)	All Other Compensation ($)	Total ($)

Richard S. Grant(1) Interim President and Chief Executive Officer	2018	241,196	—	494,996	—	—	63,088	799,280

James D. Standen(2) Chief Financial Officer	2018	420,417	—	499,545	170,080	216,486	39,049	1,345,577
	2017	365,240	—	62,753	21,172	145,727	24,755	619,647

S. Bradley Griffith(3) Senior Vice President, Plant Nutrition	2018	423,806	—	495,162	168,611	254,780	46,841	1,389,200
	2017	394,625	—	500,113	168,479	211,924	265,182	1,540,323

Anthony J. Sepich(4) Senior Vice President, Salt	2018	426,250	—	499,545	170,080	210,654	25,354	1,331,883
	2017	400,000	100,000	504,389	169,948	179,520	229,426	1,583,283

Diana C. Toman(5) Senior Vice President, General Counsel and Corporate Secretary	2018	388,885	—	357,876	121,839	160,262	40,731	1,069,593
	2016	325,861	150,000	242,807	82,476	133,217	37,335	971,696

Francis J. Malecha(6) Former President and Chief Executive Officer	2018	800,310	—	1,587,197	540,458	—	24,209	2,952,174
	2017	793,958	—	1,526,717	514,316	639,480	45,468	3,519,939
	2016	762,200	—	1,306,226	443,878	581,985	91,034	3,185,323

Steven N. Berger(7) Former Senior Vice President, Corporate Services	2018	326,228	—	357,757	121,830	—	657,795	1,463,610
	2017	388,402	—	361,407	121,739	155,683	35,461	1,062,692
	2016	380,786	—	294,243	99,974	153,043	51,080	979,126

(1)  Mr. Grant assumed the position of Interim CEO on November 19, 2018, but was not an NEO in 2017 or 2016. As a result, we have only provided information for 2018. The information provided includes Mr. Grant’s 2018 compensation for his service as a Board member (including for his appointment as Chairman of the Board) prior to his appointment as Interim CEO and for his service as Interim CEO. Mr. Grant is not receiving compensation for his services as a Board member (or as Chairman of the Board) while serving as Interim CEO.

(2)  Mr. Standen joined us in 2006 and assumed the position of Interim Chief Financial Officer and Treasurer in April 2017 and the position of Chief Financial Officer in August 2017, but was not an NEO in 2016. As a result, we have only provided information for 2017 and 2018.

(3)  Mr. Griffith joined us as Senior Vice President, Plant Nutrition in August 2016. He was not an NEO in 2016. As a result, we have only provided information for 2017 and 2018.

(4)  Mr. Sepich joined us as Senior Vice President, Salt in November 2016. He was not an NEO in 2016. As a result, we have only provided information for 2017 and 2018.

(5)  Ms. Toman joined us as Senior Vice President, General Counsel and Corporate Secretary in November 2015. She was not an NEO in 2017. As a result, we have only provided information for 2016 and 2018.

(6)  Mr. Malecha stepped down from his role as President, Chief Executive Officer and Board member on November 19, 2018, but continued employment with us as a non-executive employee until December 31, 2018, when his employment with us ended. See “Compensation Discussion and Analysis—Executive Compensation Decisions for 2018—Separation Agreements and Compensation for Mr. Malecha and Mr. Berger” and “Termination of Employment and Change In Control Benefits” for more information regarding his separation payments and benefits (including the estimated $4,577,944 value of these separation payments and benefits), which were contemplated by his CEO Employment Agreement and were not payable until Mr. Malecha signed a release and waiver of claims in January 2019 and did not revoke this release and waiver of claims in the following seven days.

(7)  Mr. Berger departed the Company on November 1, 2018, after having served as Senior Vice President, Corporate Services. Pursuant to the terms of his award agreements and the Berger Separation Agreement, Mr. Berger forfeited all of his 2018 equity awards upon his termination of employment. See “Compensation Discussion and Analysis—Executive Compensation Decisions for 2018—Separation Agreements and Compensation for Mr. Malecha and Mr. Berger” and “Termination of Employment and Change In Control Benefits” for more information regarding his separation payments and benefits.

Salary.    The amounts in the Salary column represent the base salary earned for the listed year. For Mr. Grant, the amounts include the cash compensation paid to him for his service as a Board member prior to his appointment as Interim CEO and the base salary he earned as Interim CEO. See the discussions on pages 19-20 and 25-26 for more information about the amounts paid to Mr. Grant and page 32 for more information about base salaries paid to our other NEOs.

Bonus.    The amounts in the Bonus column represent a cash sign-on bonus paid to Mr. Sepich of $100,000 as part of his hiring package when he joined us in November 2016, which was paid in 2017 and to Ms. Toman of $150,000 as part of her hiring package when she joined us in November 2015, which was paid in 2016.

Stock Awards.    The amounts in the Stock Awards column are the aggregate grant date fair value of DSUs granted to Mr. Grant in connection with his service as a non-employee director prior to his appointment as Interim CEO and RSUs and PSUs granted to the other NEOs in the listed year, determined in accordance with FASB ASC Topic 718. The RSUs and ROIC PSUs granted in 2018 are subject to performance conditions and their grant date fair value is calculated based on the probable outcome of the performance conditions as of the grant date, using the closing price of our common stock on the grant date. The rTSR PSUs granted in 2018 are subject to a market condition and their grant date fair value is calculated based on a Monte Carlo valuation of each award on the grant date. Estimates of dividend equivalents are included in the calculation of the grant date fair value of RSUs and PSUs but are not included in the calculation of the grant date fair value of DSUs. For more information, see Note 13 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

The above table reflects the grant date fair value of RSUs granted in 2018 assuming the performance hurdle will be achieved and the grant date fair value of ROIC PSUs granted in 2018 assuming that the target level (or 100%) of performance will be achieved. The grant date fair values of ROIC PSUs granted in 2018 assuming that the maximum level (200% of target level) of performance will be achieved are: $329,511 for Mr. Standen, $326,655 for Mr. Griffith, $329,511 for Mr. Sepich, $236,096 for Ms. Toman, $1,046,962 for Mr. Malecha and $235,977 for Mr. Berger.

See page 20 for more information about DSUs granted to Mr. Grant in 2018 in connection with his service as a non-employee director and see pages 36-38 for more information about RSUs and PSUs granted in 2018, including the vesting schedules, RSU performance hurdle, PSU performance metrics and PSU performance periods.

The grant date fair value generally does not correspond to the actual value that is realized from DSUs, RSUs or PSUs. The actual values received upon vesting by NEOs in 2018 are included in the Option Exercises and Stock Vesting During 2018 table. Additional information on all outstanding DSUs, RSUs and PSUs is reflected in the Outstanding Equity Awards at 2018 Year-End table.

Option Awards.    The amounts in the Stock Awards column are the aggregate grant date fair value of stock options granted in the listed year, determined in accordance with FASB ASC Topic 718. The amounts were calculated using the Black-Scholes option valuation model. For information regarding the assumptions used in calculating these amounts, see Note 13 to the Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

See page 36 for more information about stock options granted in 2018, including the vesting schedule and expiration date.

The grant date fair value generally does not correspond to the actual value that is realized from stock options. The actual values received upon exercise of stock options by NEOs in 2018 are included in the Option Exercises and Stock Vesting During 2018 table. Additional information on all outstanding stock options is reflected in the Outstanding Equity Awards at 2018 Year-End table.

Non-Equity Incentive Plan Compensation.    The amounts in the Non-Equity Incentive Plan Compensation column reflect the amounts earned under the MAIP. See the discussion beginning on page 33 for more information about these payments, including the performance factors, the performance results and how payment amounts were determined.

All Other Compensation.    The amounts reported in the All Other Compensation column represent the aggregate dollar amount for dividend equivalent rights paid to Mr. Grant, perquisites and other personal benefits provided to our NEOs and separation payments and benefits payable to Mr. Berger. In 2018, “All Other Compensation” included the following:

Name	401(k) Plan Company Matching Contribution ($)	Disability and Life Insurance Premiums ($)(1)	Other ($)(2)

R. Grant	—	—	63,088

J. Standen	34,978	4,072	—

S. Griffith	38,652	4,629	3,560

A. Sepich	18,500	6,854	—

D. Toman	30,167	5,734	4,830

F. Malecha	16,500	7,709	—

S. Berger	16,500	6,402	634,893

(1)  Represents amounts paid by us for Company-sponsored long-term disability insurance and life insurance premiums, which includes accidental death and dismemberment coverage.

(2)  Represents amounts (i) for dividends equivalent rights granted in connection with the Company’s quarterly dividends that accrued to DSUs held by Mr. Grant in connection with his service as a non-employee director of $56,432, (ii) paid by us for temporary housing and travel expenses for Mr. Grant during his service as Interim CEO of $6,656, (iii) paid by us for an executive physical for Mr. Griffith, Ms. Toman and Mr. Berger, and (iv) separation payments and benefits for Mr. Berger, which includes a lump sum cash payment of $603,998, a cash out of unused 2018 vacation of $22,480 and COBRA premium payments and long-term executive-level disability premium payments of $4,384.

2018 GRANTS OF PLAN-BASED AWARDS

The following table provides information about MAIP awards and equity awards granted to each NEO during 2018. For a complete understanding of the table, please read the narrative description that follows the table.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (MAIP)			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

R. Grant DSUs DSUs DSUs DSUs DSUs DSUs DSUs DSUs DSUs	3/15/2018 3/29/2018 6/15/2018 6/29/2018 9/17/2018 9/28/2018 11/17/2018 12/17/2018 12/31/2018	11/16/2018					198 352 190 323 202 316 8,000 420 271				12,326 21,226 11,828 21,237 13,059 21,235 420,000 19,219 11,298

J. Standen rTSR PSUs ROIC PSUs RSUs Options	4/2/2018 4/2/2018 4/2/2018 4/2/2018	2/23/2018 2/23/2018 2/23/2018 2/23/2018	141,000	282,000	564,000	1,225 —	2,449 2,769 2,769	3,674 5,538	19,451	59.50	170,034 164,756 164,756 170,080

S. Griffith rTSR PSUs ROIC PSUs RSUs Options	4/2/2018 4/2/2018 4/2/2018 4/2/2018	2/23/2018 2/23/2018 2/23/2018 2/23/2018	147,000	294,000	588,000	1,214 —	2,427 2,745 2,745	3,641 5,490	19,283	59.50	168,507 163,328 163,328 168,611

A. Sepich rTSR PSUs ROIC PSUs RSUs Options	4/2/2018 4/2/2018 4/2/2018 4/2/2018	2/23/2018 2/23/2018 2/23/2018 2/23/2018	147,000	294,000	588,000	1,225 —	2,449 2,769 2,769	3,674 5,538	19,451	59.50	170,034 164,756 164,756 170,080

D. Toman rTSR PSUs ROIC PSUs RSUs Options	4/2/2018 4/2/2018 4/2/2018 4/2/2018	2/23/2018 2/23/2018 2/23/2018 2/23/2018	107,173	214,345	428,690	877 —	1,754 1,984 1,984	2,631 3,968	13,934	59.50	121,780 118,048 118,048 121,839

F. Malecha rTSR PSUs ROIC PSUs RSUs Options	4/2/2018 4/2/2018 4/2/2018 4/2/2018	2/23/2018 2/23/2018 2/23/2018 2/23/2018	440,171	880,341	1,760,682	3,891 —	7,781 8,798 8,798	11,672 17,596	61,809	59.50	540,235 523,481 523,481 540,458

S. Berger rTSR PSUs ROIC PSUs RSUs Options	4/2/2018 4/2/2018 4/2/2018 4/2/2018	2/23/2018 2/23/2018 2/23/2018 2/23/2018	107,161	214,322	428,644	877 —	1,754 1,983 1,983	2,631 3,966	13,933	59.50	121,780 117,989 117,989 121,830

Estimated Possible Payouts under Non-Equity Incentive Plan Awards (MAIP). The amounts in the columns under the Estimated Possible Payouts under Non-Equity Incentive Plan Awards (MAIP) heading reflect the threshold, target and maximum bonus payment opportunities under the MAIP. The actual MAIP bonus payments are included in the 2018 Summary Compensation Table in the Non-Equity Compensation Plan Compensation column. See the discussion beginning on page 33 for more information about these payments, including the performance factors, the performance results and how payment amounts were determined.

Estimated Future Payouts under Equity Incentive Plan Awards. The amounts in the columns under the Estimated Future Payouts under Equity Incentive Plan Awards reflect the threshold, target and maximum number of shares of our common stock that may be issued with respect to PSUs granted in 2018. DSUs and RSUs do not have a threshold or maximum and, as a result, are presented only at target. See page 20 for more information about DSUs granted to Mr. Grant in 2018 in connection with his service as a non-employee director (including for his appointment as Chairman of the Board) prior to his appointment as Interim CEO and as dividends equivalent rights granted in connection with the Company’s quarterly dividends that accrued to DSUs held by Mr. Grant. See pages 36-38 for more information about RSUs and PSUs granted in 2018, including the vesting schedules, RSU performance hurdle, PSU performance metrics and PSU performance periods.

All Other Option Awards: Number of Securities Underlying Awards. The amounts in All Other Option Awards: Number of Securities Underlying Awards column represent the number of shares of our common stock that may be issuable under stock options. See page 36 for more information about stock options granted in 2018, including the vesting schedule and expiration date.

Grant Date Fair Value of Stock and Option Awards. The amounts in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair value of awards determined in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeiture. For more information, see the 2018 Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT 2018 YEAR-END

The following table summarizes the outstanding equity awards held by each NEO as of December 31, 2018. For a complete understanding of the table, please read the narrative description that follows the table.

		Option Awards						Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
R. Grant(1)	—	—	—		—	—		—		—
J. Standen	4/2/2018	—	19,451	(2)	59.50	4/2/2025		2,769 2,449 2,769	(7) (8) (9)	115,440 102,099 115,440
	4/3/2017	555	1,665	(3)	68.00	4/3/2024		306 268 306	(10) (11) (12)	12,757 11,173 12,757
	4/1/2016	778	777	(4)	70.48	4/1/2023		218 205 218	(13) (14) (15)	9,088 8,546 9,088
	3/10/2015 3/10/2014 3/11/2013 3/12/2012	769 1,009 1,145 686	256 — — —	(5)	91.75 87.18 76.99 71.69	3/10/2022 3/10/2021 3/11/2020 3/12/2019
S. Griffith	4/2/2018	—	19,283	(2)	59.50	4/2/2025		2,745 2,427 2,745	(7) (8) (9)	114,439 101,182 114,439
	4/3/2017	4,417	13,249	(3)	68.00	4/3/2024		2,438 2,137 2,438	(10) (11) (12)	101,640 89,092 101,640
A. Sepich	4/2/2018	—	19,451	(2)	59.50	4/2/2025		2,769 2,449 2,769	(7) (8) (9)	115,440 102,099 115,440
	4/3/2017 11/30/2016	4,455	13,365	(3)	68.00	4/3/2024		2,459 2,155 2,459 6,622	(10) (11) (12) (16)	102,516 89,842 102,516 276,071
D. Toman	4/2/2018	—	13,934	(2)	59.50	4/2/2025		1,984 1,754 1,984	(7) (8) (9)	82,713 73,124 82,713
	4/3/2017	3,151	9,451	(3)	68.00	4/3/2024		1,739 1,524 1,739	(10) (11) (12)	72,499 63,536 72,499
	4/1/2016	4,056	4,056	(4)	70.48	4/1/2023		1,137 1,068 1,137	(13) (14) (15)	47,402 44,525 47,402
F. Malecha	4/2/2018	61,809	—		59.50	3/31/2019	(6)	7,781 8,798	(8) (9)	324,390 366,789
	4/3/2017	53,929	—		68.00	3/31/2019	(6)	6,523 7,443	(11) (12)	271,944 310,299
	4/1/2016	43,658	—		70.48	3/31/2019	(6)	5,745 6,117	(14) (15)	239,509 255,018
	3/10/2015 3/10/2014 3/11/2013	29,423 23,452 24,086	— — —		91.75 87.18 76.99	3/31/2019 3/31/2019 3/31/2019	(6) (6) (6)
S. Berger	4/3/2017 4/1/2016 3/10/2015 3/10/2014 3/11/2013	3,191 4,917 4,598 4,436 4,164	— — — — —		68.00 70.48 91.75 87.18 76.99	1/30/2019 1/30/2019 1/30/2019 1/30/2019 1/30/2019	(6) (6) (6) (6) (6)

(1)  As of December 31, 2018, Mr. Grant held 25,990 DSUs granted to him in connection with his service as a non-employee director prior to his appointment as Interim CEO. Because the DSUs vested immediately on grant, they are not included in this table.

(2)  These stock options vest 25% on April 2, 2019, 2020, 2021 and 2022.

(3)  These stock options vest 25% on April 3, 2018, 2019, 2020 and 2021.

(4)  These stock options vest 25% on April 1, 2017, 2018, 2019 and 2020.

(5)  These stock options vest 25% on March 10, 2016, 2017, 2018 and 2019.

(6)  If the Company’s trading window is closed on this date, the expiration date will be extended until 30 days following the re-opening of the Company’s trading window.

(7)  Reflects RSUs that vest on April 2, 2021. A performance hurdle tied to our 2018 financial performance has been satisfied.

(8)  Reflects PSUs that vest on April 2, 2021, subject to the achievement of performance conditions based on rTSR over a three-year performance period. The amount reported represents the target number of PSUs that may be earned. The actual number of shares that may be earned may range between 0% and 150% of the target award level.

(9)  Reflects PSUs that vest on April 2, 2021, subject to the achievement of performance conditions based on ROIC over a three-year performance period. The amount reported represents the target number of PSUs that may be earned. The actual number of shares that may be earned may range between 0% and 200% of the target award level.

(10)  Reflects RSUs that vest on April 3, 2020. A performance hurdle tied to our 2017 financial performance has been satisfied.

(11)  Reflects PSUs that vest on April 3, 2020, subject to the achievement of performance conditions based on rTSR over a three-year performance period. The amount reported represents the target number of PSUs that may be earned. The actual number of shares that may be earned may range between 0% and 150% of the target award level.

(12)  Reflects PSUs that vest on April 3, 2020, subject to the achievement of performance conditions based on ROIC over a three-year performance period. The amount reported represents the target number of PSUs that may be earned. The actual number of shares that may be earned may range between 0% and 200% of the target award level.

(13)  Reflects RSUs that vest on April 1, 2019. A performance hurdle tied to our 2016 financial performance has been satisfied.

(14)  Reflects PSUs that vest on April 1, 2019, subject to the achievement of performance conditions based on rTSR over a three-year performance period. The amount reported represents the target number of PSUs that may be earned. The actual number of shares that may be earned may range between 0% and 150% of the target award level.

(15)  Reflects PSUs that vest on April 1, 2019, subject to the achievement of performance conditions based on ROIC over a three-year performance period. The amount reported represents the target number of PSUs that may be earned. The actual number of shares that may be earned may range between 0% and 200% of the target award level. Based on our actual performance over the performance period, the number of PSUs earned and payable equals 0% of the target number of PSUs awarded.

(16)  Reflects RSUs that vest on November 30, 2019.

Market Value of Shares or Units that Have Not Vested. Amounts in the Market Value of Shares or Units that Have Not Vested column are calculated by multiplying the number of share or units, as applicable, by $41.69, the closing price of our common stock on December 31, 2018.

OPTION EXERCISES AND STOCK VESTED DURING 2018

The following table summarizes the value realized (before payment of any withholding taxes and broker commissions) by each NEO upon stock option exercises during 2018 and DSUs, RSUs and PSUs that vested during 2018. For a complete understanding of the table, please read the narrative description that follows the table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
R. Grant	—	—	10,272	551,428
J. Standen	—	—	1,160	73,428
S. Griffith	—	—	—	—
A. Sepich	—	—	—	—
D. Toman	—	—	1,825	94,517
F. Malecha	—	—	27,199	1,236,528
S. Berger	—	—	1,009	63,870

(1)  For Mr. Grant, amount represents DSUs granted to Mr. Grant in connection with his service as a non-employee director (including for his appointment as Chairman of the Board) prior to his appointment as Interim CEO and as dividends equivalent rights granted in connection with the Company’s quarterly dividends that accrued to DSUs held by Mr. Grant. For Mr. Standen, Mr. Malecha and Mr. Berger, amounts include RSUs that were granted on March 10, 2015 and vested on March 10, 2018. For Mr. Standen, amount includes PSUs that were granted on December 1, 2016 and vested on March 10, 2018. For Ms. Toman, amount represents RSUs that were granted on November 9, 2015 and vested on November 9, 2018. For Mr. Malecha, amount includes RSUs that vested on December 31, 2018 pursuant to the terms of the CEO Separation Agreement.

Value Realized on Exercise. Amounts in the Value Realized on Exercise column are calculated by multiplying the number of shares acquired upon exercise by the difference between the closing price of our common stock on the exercise date and the applicable exercise price of the stock options.

Value Realized on Vesting. Amounts in the Value Realized on Vesting column are calculated by multiplying the number of shares acquired upon vesting by the closing price of our common stock on the vesting date.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2018

The following table summarizes each NEO’s compensation under the Restoration Plan for 2018. For a complete understanding of the table, please read the narrative description that follows the table.

Name	Executive Contributions in 2018 ($)	Registrant Contributions in 2018 ($)	Aggregate Earnings (Losses) in 2018 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at End of 2018 ($)
R. Grant	—	—	—	—	—
J. Standen	16,817	18,478	(1,559)	—	20,784
S. Griffith	8,476	22,152	(964)	—	17,719
A. Sepich	—	2,000	(325)	—	3,825
D. Toman	28,518	13,667	(7,842)	—	56,826
F. Malecha	24,009	—	(27,782)	—	338,545
S. Berger	6,974	—	(5,373)	—	80,997

Executive Contributions in 2018. The amounts in the Executive Contributions in 2018 column are the amounts that the NEO elected to defer under the Restoration Plan. Each of our NEOs (other than Mr. Grant, our Interim CEO) has the option to participate in the Restoration Plan, which is a non-qualified deferred compensation plan. The Restoration Plan allows eligible U.S.-based employees to voluntarily defer up to 50% of their base salary and 100% of their annual cash bonus. Participants may elect to receive deferred amounts on termination of employment. Distributions may be scheduled as a lump sum payment or as annual installments over a period of up to 10 years. Any amounts credited to the Restoration Plan on behalf of a participant are adjusted for investment gains and losses in the same manner as our Savings Plan (except that our common stock is not offered as an investment option under the Restoration Plan). The Restoration Plan assets are held in a “rabbi trust,” and, as a result, are subject to the claims of our general creditors.

Registrant Contributions in 2018. The amounts in the Registrant Contributions in 2018 column represent the 401(k) plan Company matching contribution made by us and earned by the NEO with respect to 2018, but which we did not pay until March 2019, and are included in the 2018 Summary Compensation Table. If a participant has reached the IRS maximum contribution limit for the Savings Plan, we make Company contributions to the Restoration Plan, instead of the Savings Plan. See page 30 for more information.

Aggregate Earnings (Losses) in 2018. The amounts in the Aggregate Earnings (Losses) in 2018 column represent deemed investment earnings or losses from voluntary contributions and Company contributions to the Restoration Plan. We do not guarantee any returns on contributions to the Restoration Plan. The amounts do not represent “above market” earnings (as defined by the SEC) and therefore are not included in the 2018 Summary Compensation Table.

Aggregate Balance at End of 2018. The amounts in the Aggregate Balance at End of 2018 column include the following amounts that were previously reported in Summary Compensation Tables as compensation for prior years: $5,526 for Mr. Standen, $10,207 for Mr. Griffith, $4,150 for Mr. Sepich, $9,210 for Ms. Toman, $300,156 for Mr. Malecha and $71,110 for Mr. Berger. The amounts in the Aggregate Balance at End of 2018 column do not include the 401(k) plan Company matching contributions which we paid in March 2019 and are included in the Registrant Contributions in 2018 column.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL BENEFITS

To enable us to offer competitive total compensation packages to our NEOs, as well as to ensure the ongoing retention of these individuals and to ensure they remain focused on stockholder interests, we offer certain post-employment payments and benefits to our NEOs upon the occurrence of several specified events. These payments and benefits are chiefly provided under (i) CIC agreements we have entered into with each of our NEOs, other than Mr. Grant, our Interim CEO, (ii) Mr. Grant’s Interim CEO Letter Agreement, (iv) Mr. Malecha’s CEO Separation Agreement and the Berger Separation Agreement, and (iv) our 2005 Incentive Award Plan, 2015 Incentive Award Plan and related award agreements.

Change in Control Agreements

We have entered into “double-trigger” CIC agreements with each of our NEOs, other than Mr. Grant who is not a party to a CIC agreement with us. In addition, Mr. Malecha’s CIC agreement terminated as of December 31, 2018 and Mr. Berger’s CIC agreement terminated as of November 1, 2018, when they were no longer employed by us. Under “double-trigger” change in control agreements, there is no severance payment unless there is a change in control and employment is terminated under specified circumstances. Pursuant to each CIC agreement, an NEO is only entitled to the severance payments and benefits described below if:

•	Within two years of a change in control, an NEO’s employment is terminated without cause or by an NEO for good reason; or

•

(i) An NEO’s employment is terminated without cause or by an NEO for good reason, (ii) the NEO demonstrates the termination was at the request of a third party who had taken steps to effect a change in control, and (iii) a change in control occurs within 60 days of the NEO’s termination.

In connection with entering into a CIC agreement, each NEO must enter into a Restrictive Covenant Agreement limiting solicitation of employees and customers as well as competition for a period of two years (with respect to Mr. Malecha) and one year (with respect to our other NEOs) after the NEO’s termination of employment. The following table summarizes the severance payments and benefits provided in connection with a qualifying termination of NEOs under our CIC agreements. To receive these payments and benefits, the NEO must execute a release of claims. The CIC agreements do not provide for excise tax gross-up payments upon a change in control and individual tax payments are the obligation of each NEO.

Lump Sum Cash Payment	An amount equal to two times the sum of the NEO’s (i) highest annual base salary rate during the 12-month period immediately preceding the termination, plus (ii) an amount equal to the higher of the NEO’s (a) average MAIP bonuses during the three full years prior to the termination (annualized in the event the NEO was not employed by us for the entire year) and (b) MAIP bonus (at the target level) for the year in which the termination occurs.
Benefits	Medical, dental, accident, disability and life insurance benefits plans for 18 months or until eligible for these benefits through another employer.
Bonus Payments and Equity Award	See “—Bonus Payments and Equity Awards.”

Agreements with Mr. Grant, our Interim CEO

We entered into an Interim CEO Letter Agreement with Mr. Grant on November 19, 2018, which is described under “Compensation Discussion and Analysis—Executive Summary—CEO Transition.” Under the Interim CEO Letter Agreement, Mr. Grant is entitled to receive a $300,000 cash bonus upon the appointment of a new President and Chief Executive Officer and an award of 7,500 DSUs upon the appointment of a new President and Chief Executive Officer and Mr. Grant assuming the role of Non-Executive Chairman of the Board. In addition, upon a change in control, any DSUs held by Mr. Grant would be released.

Agreements with Mr. Malecha, our Former President and Chief Executive Officer, and Mr. Berger, our Former Senior Vice President, Corporate Services

On November 19, 2018, Mr. Malecha stepped down from his role as President, Chief Executive Officer and Board member and we entered into the CEO Separation Agreement with Mr. Malecha, which provided Mr. Malecha with separation payments and benefits contemplated by his CEO Employment Agreement. See “Compensation Discussion and Analysis—Executive Compensation Decisions for 2018—Separation Agreements and Compensation for Mr. Malecha and Mr. Berger—Mr. Malecha,” for a description of these separation payments and benefits.

On September 17, 2018, we entered into the Berger Separation Agreement, which provided Mr. Berger with separation payments and benefits in connection with his agreement to step down from his position as Senior Vice President, Corporate Services, on November 1, 2018. See “Compensation Discussion and Analysis—Executive Compensation Decisions for 2018—Separation Agreements and Compensation for Mr. Malecha and Mr. Berger—Mr. Berger,” for a description of these separation payments and benefits.

Bonus Payments and Equity Awards

Bonus Payments. Any NEO who terminates employment, voluntarily or involuntarily, prior to the MAIP payment date will not receive a MAIP bonus payment, except in the case of a termination under a circumstance covered by a CIC agreement. In these circumstances, the NEO will also be entitled to an amount equal to their respective MAIP bonus payment payable for the year in which the termination occurs, prorated based on the termination date.

Equity Awards. The treatment of equity awards upon termination of employment depends on the reason for the termination. The following table summarizes treatment of equity awards under various termination scenarios for all NEOs (other than Mr. Grant, Mr. Malecha and Mr. Berger).

Termination Scenario	Treatment upon Termination of Employment
Change in Control

Options, RSUs and PSUs: Vesting accelerated if awards are not assumed or an equivalent right is not substituted by the successor entity immediately after a change in control.

Vesting also accelerated if, within 24 months of a change in control, an NEO is terminated without cause or terminates for good reason. Vested options must be exercised within one year of the termination date.

The number of PSUs earned will be determined based on our actual performance through the date of the change in control, termination date or most recent practicable measurement date.

Retirement	Options, RSUs and PSUs: No acceleration of vesting. Unvested awards are retained subject to original terms, except that the number of options, RSUs and PSUs that vest will be prorated based on the time worked during the vesting period. Vested options must be exercised within three years of the retirement date. Retirement is defined as voluntary retirement on or after attaining age 62, with a combined age and years of service equal to or greater than 67.
Disability	Options, RSUs and PSUs: No acceleration of vesting. Unvested awards are retained subject to original terms. Vested options must be exercised within three years of the date of disability.
Death

Options: No acceleration of vesting. Unvested options are retained subject to original terms, except that the number of options that vest will be prorated based on the time worked during the vesting period and the NEO’s beneficiary will have until the third anniversary of the date of death to exercise any vested options.

RSUs and PSUs: Vesting accelerated and released to NEO’s beneficiary within 60 days of date of death. All unvested PSUs are paid at the target level.

Not for Cause Severance with Named Executive Officers

Pursuant to our Severance Guidelines, if an NEO is terminated without cause and under a circumstance not covered by a CIC agreement, any severance will be determined on an individual basis by the Compensation Committee. As described in “Compensation Discussion and Analysis—Executive Compensation Decisions for 2019,” Compass Minerals has adopted an executive severance plan, effective January 1, 2019.

2018 POTENTIAL PAYMENTS UPON CHANGE IN CONTROL AND OTHER EVENTS

The following table outlines the value of the potential payments, upon a change in control and other events, that would have been paid to each NEO (other than Mr. Malecha and Mr. Berger) if the NEO’s employment was terminated or a change in control occurred on December 31, 2018. For Mr. Malecha and Mr. Berger, the amounts represent the amounts actually payable under their separation agreements, which are described in “Compensation Discussion and Analysis—Executive Compensation Decisions for 2018—Separation Agreements and Compensation for Mr. Malecha and Mr. Berger.”

Name	Termination Scenario	Lump Sum Payment ($)	MAIP Bonus Amount ($)	Equity Awards(1) ($)	Value of Continued Benefits(2) ($)	Total(3) ($)
R. Grant	Appointment of New CEO	300,000	—	312,675	—	612,675
J. Standen	Change in Control	1,457,000	216,486	387,300	33,201	2,093,987
	Death	—	—	387,300	—	387,300
	Disability	—	—	387,300	—	387,300
S. Griffith	Change in Control	1,568,000	254,780	622,432	26,645	2,471,856
	Death	—	—	622,432	—	622,432
	Disability	—	—	622,432	—	622,432
A. Sepich	Change in Control	1,568,000	210,654	903,923	29,356	2,711,933
	Death	—	—	903,923	—	903,923
	Disability	—	—	903,923	—	903,923
D. Toman	Change in Control	1,247,101	160,262	539,010	35,054	1,981,427
	Death	—	—	539,010	—	539,010
	Disability	—	—	539,010	—	539,010
F. Malecha	Separation Agreement	2,112,306	—	2,445,035	20,603	4,577,944
S. Berger	Separation Agreement	626,478	—	—	4,384	630,863

(1)  Represents an estimate of the total value of equity awards with accelerated vesting or that are retained upon the occurrence of the termination scenario. Amounts do not include potential payments for dividend equivalents. For ROIC PSUs granted in 2016, amounts assume that PSUs earned and payable equal 0% of the target number of PSUs awarded, and for rTSR PSUS granted in 2016 and all PSUs granted in 2017 and 2018, amounts assume that the target level (or 100%) of performance will be achieved. The following table provides the estimates of total value attributable to options, PSUs, RSUs and DSUs, respectively.

Name	Type of Termination	Options(a) ($)	PSUs(a) ($)	RSUs(a) ($)	DSUs(a) ($)	Total ($)
R. Grant	Appointment of New CEO	—	—	—	312,675	312,675
J. Standen	Change in Control	—	250,015	137,285	—	387,300
	Death	—	250,015	137,285	—	387,300
	Disability	—	250,015	137,285	—	387,300
S. Griffith	Change in Control	—	406,352	216,079	—	622,432
	Death	—	406,352	216,079	—	622,432
	Disability	—	406,352	216,079	—	622,432
A. Sepich	Change in Control	—	409,896	494,027	—	903,923
	Death	—	409,896	494,027	—	903,923
	Disability	—	409,896	494,027	—	903,923
D. Toman	Change in Control	—	336,397	202,613	—	539,010
	Death	—	336,397	202,613	—	539,010
	Disability	—	336,397	202,613	—	539,010
F. Malecha	Separation Agreement	—	1,512,930	932,105	—	2,445,035
S. Berger	Separation Agreement	—	—	—	—	—

(a)  Amounts do not include potential payments for dividend equivalents. For ROIC PSUs granted in 2016, amounts assume that PSUs earned and payable equal 0% of the target number of PSUs awarded, and for rTSR PSUS granted in 2016 and all PSUs granted in 2017 and 2018, amounts assume that the target level (or 100%) of performance will be achieved.

(2)  In the case of a change in control, amounts represent the estimated value of continued participation in medical, dental, accident, disability and life insurance benefit plans for 18 months. For Mr. Malecha, amount represents the estimated value of 18 months of Cobra coverage premium payments. For Mr. Berger, amount represents the value of 2 months of Cobra coverage premium payments and long-term executive-level disability premium payments.

(3)  Amounts for Mr. Standen, Mr. Griffith, Mr. Sepich and Ms. Toman do not include amounts earned or benefits accumulated due to continued service by the NEO through December 31, 2018, including 401(k) retirement savings and Restoration Plan deferred compensation balances.

CEO PAY RATIO

Under Item 402(u) of Regulation S-K, we are required to present the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee (commonly referred to as the “CEO pay ratio”). As permitted by Item 402(u) of Regulation S-K, to determine our median employee for purposes of calculating our CEO pay ratio, we considered all employees (other than our CEO) employed by us on October 1, 2017 and used these employees’ 2017 base salary, 2017 overtime compensation and 2016 annual incentive bonuses (paid in 2017) as our consistently applied compensation measure. As of October 1, 2017, we had 3,095 employees who were employed on a full-time, part-time or seasonal basis, of which 1,231 were located in Brazil, 937 were located in the U.S., 763 were located in Canada and 164 were located in the U.K. We annualized base salary for employees who were not employed by us for the entire year and used average 2017 exchange rates to convert compensation of non-U.S. employees into U.S. dollars. We did not make any cost-of-living adjustments.

Based on this information, we identified our median employee to be a full-time U.S. employee, who was our median employee for both our 2017 and 2018 CEO pay ratio calculations and who we continue to believe is a reasonable representation of our median employee for compensation purposes. This individual’s 2018 total compensation, calculated using the same methodology as the 2018 Summary Compensation Table, was $56,198.

The Company had two non-concurrent CEOs, Mr. Malecha and Mr. Grant, who served during 2018. As required by SEC rules, for purposes of the CEO pay ratio, we calculated the 2018 compensation paid to Mr. Grant and Mr. Malecha for the time each individual served as CEO and combined those amounts. Using the same methodology as the 2018 Summary Compensation Table, this combined amount was $2,744,039, with $2,604,383 representing the amount paid to Mr. Malecha for his service as CEO until November 19, 2018 (i.e., prorating the amounts presented in the 2018 Summary Compensation Table based on his partial year service as CEO) and $139,656 representing the amount paid to Mr. Grant for his service as Interim CEO from November 19, 2018 through the remainder of the year (and excluding all amounts paid to Mr. Grant for his service as a director). Based on this information, our 2018 CEO pay ratio was estimated to be 49 to 1.

The CEO pay ratio is a reasonable estimate calculated in accordance with SEC rules. Because the SEC rules for identifying the median employee and calculating the CEO pay ratio allows companies to use different methodologies, exclusions, estimates and assumptions and because of our unique situation with two CEOs during 2018, our CEO pay ratio may not be comparable to the CEO pay ratio reported by other companies.

AUDIT MATTERS

PROPOSAL 3—RATIFICATION OF

APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Appointment of our Independent Registered Accounting Firm

Ernst & Young audited our annual financial statements for the year ended December 31, 2018. The Audit Committee has appointed Ernst & Young to be our independent registered accounting firm for the year ending December 31, 2019, and our stockholders are asked to ratify this appointment at the Annual Meeting. In determining whether to reappoint Ernst & Young, the Audit Committee considered the qualifications, performance and independence of the firm and the audit engagement team, the quality of its discussion with Ernst & Young and the fees charged by Ernst & Young for the quality and breadth of services provided. We expect representatives of Ernst & Young to be present at the Annual Meeting. These representatives will be able to make a statement and will be available to respond to questions from our stockholders.

Auditor Fees

Auditor fees were principally for audit work performed on our financial statements and internal controls over financial reporting, as well as statutory audits. The following table shows the fees paid or accrued for audit and other services provided by Ernst & Young for 2018 and 2017 (in thousands):

	2018	2017
Audit Fees(1)	$1,603	$1,642
Audit-Related Fees(2)	$53	$54
Tax Fees(3)	$152	$110
All Other Fees(4)	$7	$7
Total Fees	$1,815	$1,813

(1)  Relates to services associated with the audit of our financial statements, audit of our internal controls over financial reporting, review of our quarterly financial statements and statutory audits required internationally.

(2)  Relates to services for pension and employee benefit plan audits.

(3)  Relates to tax services, including tax compliance, tax advice and tax planning.

(4)  Relates to services that are not included in audit fees, audit-related fees and tax fees.

Under the Audit Committee charter, the Audit Committee must pre-approve all audit and audit-related services provided by the independent registered accounting firm. Each year, the Audit Committee considers a list of specific services and categories of services for pre-approval for the upcoming or current year. Any non-audit services that were not included in the pre-approved list are required to be pre-approved by the Audit Committee in advance under policies and procedures established by the Audit Committee. The Audit Committee approved all audit, audit-related and tax services provided by the independent registered accounting firm for 2018 and 2017.

Vote Required

Stockholders are being asked to ratify the appointment of Ernst & Young as our independent registered accounting firm for 2019. Although the Audit Committee has the sole authority to appoint our independent auditors, our Board believes that submitting the appointment of Ernst & Young to our stockholders for ratification is a matter of good corporate governance. If our stockholders do not ratify the appointment, the Audit Committee will review its future selection of the independent registered accounting firm. Additionally, even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during 2019 if it determines that such a change would be in the best interests of us and our stockholders.

The ratification of the Audit Committee’s selection of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of common stock present and entitled to vote at the meeting. Abstentions will have the same effect as votes against the ratification.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED

ACCOUNTING FIRM FOR 2019.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors and oversees the entire audit function, including the appointment, compensation and oversight of independent registered public accountants. We have engaged Ernst & Young LLP as our independent auditors since 2005. Our management has the primary responsibility for our financial reporting process, principles and internal controls, as well as preparation of our financial statements. Our independent registered public accountants are responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements to accounting principles generally accepted in the United States and effectiveness of our internal controls over financial reporting.

In fulfilling its responsibilities, the Audit Committee reviewed and discussed with our management the audited financial statements for the year that ended December 31, 2018, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant accounting judgments and critical accounting policies and estimates, the clarity of disclosures in the financial statements, and management’s assessment and report on internal control over financial reporting. The Audit Committee also discussed with the Interim Chief Executive Officer and Chief Financial Officer their respective certifications with respect to our Annual Report on Form 10-K for the year ended December 31, 2018, and discussed with our management their assessment of our internal controls over financial reporting.

The Audit Committee reviewed with the independent registered public accountants who are responsible for expressing opinions on (i) the conformity of those audited financial statements with generally accepted accounting principles, and (ii) the effectiveness of internal controls over financial reporting, their judgments as to the acceptability and quality of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and under the standards established by the Public Company Accounting Oversight Board (United States), including those matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Release No. 2012-004. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board for Independent Auditor Communications with Audit Committees concerning independence and has discussed those disclosures and other matters relating to independence with the independent registered public accountants.

The Audit Committee discussed with our internal auditor and independent registered public accountants the overall scope and plans for their respective audits. The Audit Committee met with the internal auditor and independent registered public accountants, with and without our management present, to discuss the results of their examinations of our internal controls, including controls over the financial reporting process and the overall quality of our financial reporting.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by our management and the independent registered public accountants. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of our management and the independent registered public accountants, nor can the Audit Committee certify that the independent registered public accountants are indeed “independent” under applicable rules. The Audit Committee serves a Board-level oversight role in which it provides advice, counsel and direction to our management and the auditors on the basis of the information it receives, discussions with our management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

In reliance on the reviews and discussions with management and with the independent registered public accountants referred to above, and the receipt of an unqualified opinion from Ernst & Young LLP dated February 28, 2019, regarding our audited financial statements for the year ended December 31, 2018, as well as the opinion of Ernst & Young LLP on the effectiveness of internal controls over financial reporting dated February 28, 2019, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

Lori A. Walker, Chair
Valdemar L. Fischer
Joseph E. Reece
Allan R. Rothwell
Paul S. Williams

The foregoing Report of the Audit Committee of the Board of Directors will not be deemed to be soliciting material or be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent we specifically incorporate this information by reference and will not otherwise be deemed to be filed with the SEC under such Acts.

OTHER MATTERS

We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their judgment.

ADDITIONAL FILINGS AND INFORMATION

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our proxy materials, until one or more of these stockholders notifies us that they want to receive separate copies. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions. Stockholders who hold shares in “street name” may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

If an intermediary broker, dealer or bank holds your shares in “street name,” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary. If you wish to revoke a consent to householding obtained by a broker, dealer or bank which holds shares for your account, you may do so by calling Broadridge, toll-free at 1-800-542-1061. You will need your 16-digit investor identification number. You may also write to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or contact your broker, bank or other intermediary.

If you are a stockholder of record and receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our proxy materials mailed to you, please submit a request to our Secretary at Compass Minerals International, Inc., 9900 West 109th Street, Suite 100, Overland Park, Kansas 66210, or via phone at 913-344-9200, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of the Annual Meeting, follow the instructions included in the Notice of Internet Availability that was sent to you. You can also contact us at the address above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Our SEC filings are available without charge through our website at www.compassminerals.com. Additional copies of the Company’s Annual Report to Stockholders are available upon a written request to Compass Minerals International, Inc., 9900 West 109th Street, Suite 100, Overland Park, Kansas 66210, Attention: Secretary.

Proxy Solicitation

We will bear the entire cost of this proxy solicitation. We have retained Alliance Advisors, Inc. to help our Board solicit proxies. We expect to pay approximately $20,000 plus out-of-pocket expenses for their help. Solicitation of proxies is also being made by our management at the direction of our Board, without additional compensation, through the mail, in person or by telephone. We will reimburse brokerage firms, custodians, fiduciaries and other nominees for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request.

Stockholder Proposals for our 2020 Annual Meeting

Any stockholder who intends to present a proposal at our 2020 annual meeting of stockholders must deliver the proposal to Compass Minerals International, Inc., 9900 West 109th Street, Suite 100, Overland Park, Kansas 66210, Attention: Secretary. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act must be received no later than November 27, 2019 and satisfy the requirements of Rule 14a-8 in order to be included in our proxy statement for our 2020 annual meeting.

Stockholder proposals not made under Rule 14a-8 must be received between January 10, 2020 and February 9, 2020 and satisfy the requirements of our Bylaws in order to be presented at our 2020 annual meeting. However, if the 2020 annual meeting is held more than 30 days before or after the anniversary of the 2019 annual meeting, then to be timely the stockholder’s notice must be delivered not earlier than the close of business on the 120th day prior to the 2020 annual meeting and not later than the close of business on the 90th day prior to the 2020 annual meeting or, if later, the 10th day following the day on which we first make a public announcement of the date of such meeting.

By order of the Board of Directors,

Diana C. Toman Senior Vice President, General Counsel and Secretary

About Us
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. Our products support a variety of uses in industrial, agricultural, commercial and consumer markets primarily in the U. S., Canada, Brazil and the U.K.

Our Purpose
Through the responsible transformation of the earth’s natural resources, Compass Minerals helps keep people safe, feed the world and enrich lives.

Compass to the Core
Our Core Values guide our daily decisions and actions and empower us to fulfill our Mission: To be the best essential minerals company by safely delivering when and where it matters. They guide our decisions and actions. By practicing these behaviors every day, we can all contribute to the success of Compass Minerals.
Not only do our Core Values serve as daily guidelines, they help us perform to our potential, deliver on our customers’ expectations, sustainably manage our operations and partner better with one another.

We are each responsible for knowing, living and demonstrating our Core Values in everything we do:

INTEGRITY: We operate in a fair and transparent manner, embracing the highest ethical standards in everything we do.

RESPECT: We are committed to creating a diverse, safe and inclusive organization where all are treated with dignity.

COLLABORATION: We accomplish more through cooperation and teamwork.

VALUE CREATION: We deliver the best possible results for our customers and stockholders in a manner that respects the resources entrusted to us.

HIGH PERFORMANCE: We achieve excellence through initiative, accountability and superior results.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 8, 2019. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 8, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY 401K STOCKHOLDERS

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 6, 2019. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMPASS MINERALS INTERNATIONAL, INC.

The Board of Directors recommends you vote FOR each of the following nominees:
1.	Election of Directors	For	Against	Abstain

	(1a) Eric Ford	☐	☐	☐

	(1b) Joseph E. Reece	☐	☐	☐

	(1c) Paul S. Williams	☐	☐	☐

The Board of Directors recommends that you vote FOR Proposal 2 and FOR Proposal 3:

2.	Approve, on an advisory basis, the compensation of Compass Minerals’ named executive officers, as set forth in the proxy statement.	For ☐	Against ☐	Abstain ☐

3.	Ratify the appointment of Ernst & Young LLP as Compass Minerals’ independent registered accounting firm for 2019.	For ☐	Against ☐	Abstain ☐

For address changes and/or comments, please check this box and write them on the back where indicated.		☐	In their discretion, the named proxies are authorized to vote on any other business properly brought before the meeting and any adjournments or postponements thereof.
Please indicate if you plan to attend this meeting.	☐ Yes	☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as representative, please give full title and attach papers showing authority, unless previously provided. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

- - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - -

COMPASS MINERALS INTERNATIONAL, INC.

Annual Meeting of Stockholders

May 9, 2019 at 9:00 a.m.

This proxy is solicited by the Board of Directors

The undersigned hereby appoints DIANA C. TOMAN and ZOE A. VANTZOS, and each of them with full power of substitution, proxies of the undersigned to vote the shares of common stock of Compass Minerals International, Inc. (“Compass Minerals”), at the Annual Meeting of Stockholders to be held at Compass Minerals’ headquarters, located at 9900 West 109th Street, Suite 100, Overland Park, Kansas 66210 on Thursday, May 9, 2019 at 9:00 a.m. local time, and at any postponements or adjournments thereof. Without limiting the authority granted herein, the above named proxies are expressly authorized to vote as directed by the undersigned as to those matters set forth on the reverse side hereof and in their discretion on all other matters that are properly brought before the annual meeting and at any postponements or adjournments thereof.

If more than one of the above named proxies shall be present in person or by substitution at such meeting or at any postponement or adjournment thereof, the majority of said proxies so present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR each of the nominees, FOR Proposal 2, FOR Proposal 3 and as said proxies deem advisable on such other matters as may properly come before the meet and any postponements or adjournments thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)